AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes the Guaranteed Maturity Annuity (the "Annuity") issued by American Skandia Life Assurance Corporation ("American Skandia"). We may simultaneously offer several types of contracts. You may or may not be eligible for more than one type of contract. Certain features, such as the existence of or level of certain charges, may differ among various types of contracts. We may also declare different interest rates for different types of contracts. Various rights and benefits may differ among jurisdictions to meet applicable laws and/or regulations.

This Annuity is made available as participating interests in a group contract or as an individual contract. Participants in a group contract are issued certificates reflecting their rights and privileges. Eligible individuals who may participate in a group contract include those who have established accounts with certain broker-dealers who have entered into a distribution agreement to offer participating interests in a contract, as well as members of other eligible groups, such as employees of an employer. Purchasers of individual contracts are issued a contract (see "Distribution"). Both the certificates and individual contracts are hereafter referred to as the "Contract." Contracts or certain types of Contracts may not be available in all jurisdictions.

We offer various interest rate Guarantee Periods (see "Guarantee Periods"). The minimum premium we will accept from you is $5,000, which may be used to purchase multiple Contracts with different Guarantee Periods. Our minimum amount per Contract is $2,000. The minimum premium we will accept from you which may be used to purchase a contract in conjunction with a qualified plan is $2,000. A Contract is issued as evidence of the acceptance of each premium or portion of a premium. We issue an additional Contract for any subsequent premium accepted (see "Application and Initial Payment").

Values and benefits provided by the Annuity are funded by the general account assets of American Skandia (see "Investments").

These securities may be subject to substantial charges which could result in your receipt of less than your premium if you surrender your contract. Whether such a result actually occurs depends on the timing of any surrender, the amount of such charges and the interest rates we are crediting to contracts. Such charges are the market value adjustment, any sales charge we may deduct from your premium, and any surrender charge. The actual charges will be shown in your Contract. (see "Market Value Adjustment", "Sales Charge" and "Surrenders").

The interest rate in subsequent guarantee periods may be more or less than the rate in a previous period. However, the rates may not be lower than a minimum determined in relation to an index, but may be higher. Such index is not controlled by American Skandia. A 3.0% minimum rate may be required for contracts issued in certain jurisdictions, including contracts issued for delivery in New York, if available (see "Interest Rates").

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Purchase  payments under these  Annuities are not deposits or obligations of, or guaranteed or endorsed by, any bank or bank subsidiary, are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency and are not insured by the Securities Investor Protection Corporation ("SIPC") as to the loss of the principal amount invested.

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THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

                  FOR FURTHER INFORMATION CALL 1-800-752-6342.
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GMA-PROS-(5/2000)
Issued by: American Skandia Life Assurance Corporation
Prospectus Dated:  May 1, 2000


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
                                                 TABLE OF CONTENTS

Glossary of Terms.........................................................................................................5
Summary of Annuity Features...............................................................................................7
Guarantee Periods & Interest Rates........................................................................................7
Death Benefits and Annuitization..........................................................................................7
Access to Account Value...................................................................................................8
Charges...................................................................................................................8
Miscellaneous.............................................................................................................8
Purchasing your Annuity...................................................................................................8
   APPLICATION AND INITIAL PAYMENT........................................................................................8
   RIGHT TO CANCEL........................................................................................................9
Fees and Charges..........................................................................................................9
   SALES CHARGE...........................................................................................................9
   Surrender Charge......................................................................................................10
Managing Your Annuity....................................................................................................10
   PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS...................................................................10
   ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS....................................................................11
Managing Your Account Value..............................................................................................12
   Guarantee Periods.....................................................................................................12
   Alternate Guarantee Periods...........................................................................................12
   Interest Rates........................................................................................................13
   Market Value Adjustment...............................................................................................14
Access To Account Value..................................................................................................14
   SURRENDERS............................................................................................................14
   MEDICALLY-RELATED WITHDRAWALS.........................................................................................15
   FREE WITHDRAWAL PRIVILEGE.............................................................................................15
   QUALIFIED PLAN WITHDRAWAL LIMITATIONS.................................................................................16
   DEFERRAL OF PAYMENT...................................................................................................16
   ANNUITY DATE..........................................................................................................16
   ANNUITY OPTIONS.......................................................................................................16
Death Benefit............................................................................................................17
Tax Considerations.......................................................................................................18
     WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?....................................................18
     HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?...........................................................18
     IN GENERAL, HOW ARE ANNUITIES TAXED?................................................................................18
     HOW ARE DISTRIBUTIONS TAXED?........................................................................................18
     HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?...............................................................21
     GENERAL TAX CONSIDERATIONS..........................................................................................22
General Information......................................................................................................23
   REPORTS TO YOU........................................................................................................23
   WHO IS AMERICAN SKANDIA?..............................................................................................23
   Separate Account D....................................................................................................23
   ADMINISTRATION OF TRANSACTIONS........................................................................................24
   AGE LIMITS............................................................................................................24
   ASSIGNMENTS OR PLEDGES................................................................................................24
   MISSTATEMENT OF AGE OR SEX............................................................................................24
   CONTRACT MODIFICATION.................................................................................................24
   INVESTMENT MANAGEMENT.................................................................................................24
   CURRENT INVESTMENT GUIDELINES.........................................................................................25
   DISTRIBUTION..........................................................................................................25
   LEGAL EXPERTS.........................................................................................................25
   LEGAL PROCEEDINGS.....................................................................................................25
   EXPERTS...............................................................................................................25
   INDEMNIFICATION.......................................................................................................25
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................................................25
   HOW TO CONTACT US.....................................................................................................26
   EXECUTIVE OFFICERS AND DIRECTORS......................................................................................26
   FINANCIAL STATEMENTS..................................................................................................31
APPENDIX A Financial information about American Skandia Life Assurance Corporation........................................1
APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT......................................................................1
APPENDIX C - ILLUSTRATION OF INTEREST CREDITING...........................................................................1



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                                GLOSSARY OF TERMS

ANNUITANT is the person upon whose life your Contract is issued.

ANNUITY is the Guaranteed Maturity Annuity.

ANNUITY DATE is the date on which annuity payments are to commence.

BENEFICIARY(IES) is (are) the person(s) designated by you, either as of the Contract Date or at a later date, as the recipient of the death benefit.

CONTINGENT ANNUITANT is the person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.

CONTRACT, for purposes of this Prospectus, is your individual Annuity, or with respect to a group Annuity, the certificate evidencing your participation in an underlying group Annuity. It also represents an account we set up and maintain to track our obligations to you.

CONTRACT DATE is the effective date of your Contract (shown as your "Certificate Date" with respect to a group Annuity).

CONTRACT YEARS are continuous 12-month periods commencing on the Contract Date and each anniversary of the Contract Date.

CURRENT RATE is the applicable interest rate we offer for a Guarantee Period for your type of Contract. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different types of Contracts.

GROSS SURRENDER VALUE is, as of any date, that portion of the Interim Value you specify for a full or partial surrender.

GUARANTEE PERIOD is the period during which the rate at which interest is credited to your Contract is guaranteed.

IN WRITING is in a written form satisfactory to us and filed at the Office.

INITIAL GUARANTEE RATE is the rate of interest credited during the initial Guarantee Period for a Contract.

INTERIM VALUE is, as of any date, the Net Premium credited to a Contract plus all interest credited on such Net Premium, less the sum of all previous Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date such alternate Guarantee Period begins.

NET PREMIUM is a premium less any applicable sales charge applied to premium when received and any applicable premium tax deducted upon receipt of premium.

NET SURRENDER VALUE is the amount payable on a full or partial surrender after the application of any charges and market value adjustment.

OFFICE is our business office, American Skandia Life Assurance Corporation, One Corporate Drive, P.O. Box 883, Shelton, Connecticut 06484.

PARTICIPANT is either an eligible entity or person who participates in a group Contract or is named as having ownership rights in relation to an Annuity issued as an individual contract. Eligibility depends on the specific Contract.

SUBSEQUENT GUARANTEE RATE is the rate of interest established by us for crediting to your Contract during a subsequent Guarantee Period.

SURRENDER DATE is the date we receive a completed request In Writing for a surrender.


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"We",  "us",  "our" or "the  Company"  means  American  Skandia  Life  Assurance
Corporation.

"You" or "your" means the Participant.

                           SUMMARY OF ANNUITY FEATURES

The Guaranteed Maturity Annuity is designed to allow you to accumulate funds for long term goals, such as retirement, on a tax-deferred basis. You may apply the accumulated funds on the Annuity Date to receive a stream of income payments.

                       GUARANTEE PERIODS & INTEREST RATES

Initial Guarantee Periods: You select an initial Guarantee Period among those we currently offer. If we accept the premium, we then issue a Contract. The initial Guarantee Period begins on the Contract Date (see "Application and Initial Payment" and "Guarantee Periods").

Subsequent Guarantee Periods: At the end of a Guarantee Period, a subsequent Guarantee Period begins, unless you have chosen such date as the Annuity Date. We reserve the right to make available different Guarantee Periods than those which were available when your Contract was issued. The subsequent Guarantee Period will be the same as the previous one (or the next shortest one if that duration is no longer available) unless we receive instructions from you In Writing at least two business days before the close of the Guarantee Period then ending. However, the subsequent Guarantee Period may not end beyond the Annuity Date (see "Guarantee Periods").

Alternate Guarantee Periods: You may choose, subject to certain limitations, to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end. Exercising this privilege will subject your Interim Value to a market value adjustment, but not to a surrender charge. You may also need to change your Annuity Date in order to exercise this privilege (see "Alternate Guarantee Periods").

Interest Rates: We declare interest rates for the available Guarantee Periods from time to time. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins. The rates we declare are subject to a minimum, but we may declare higher rates. The minimum is determined in relation to an index we do not control. For Contracts issued for delivery in certain jurisdictions, including New York, if available, rates may not be lower than 3%, irrespective of the index.

We reserve the right to simultaneously declare Subsequent Guarantee Rates for existing Contracts that are higher than Current Rates for the Guarantee Periods of the same duration applicable to newly issued Contracts of the same type, where allowed by law and regulation (see "Interest Rates").

Market Value Adjustment: The market value adjustment may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, is not affected by this adjustment. In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.

The adjustment reflects the relationship as of the time of its calculation between: (a) the rate then being credited to your Contract; and (b) the Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment equally sensitive to such changes. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all contracts of the same type, and cannot exceed 0.25% of interest for any type of Contract. (see "Market Value Adjustment").

                        DEATH BENEFITS AND ANNUITIZATION

Death Benefits: A death benefit of the greater of your Contract's Interim Value or 100% of premium less the sum of all prior Gross Surrender Values, is provided in the event of your death or the Annuitant's death (if there is no Contingent Annuitant) if occurring both (a) prior to the Annuity Date, and (b) before the beginning of the Contract Year which starts following the earlier of your or the Annuitant's 85th birthday (see "Death Benefit").

Annuity Date and Annuity Options: You may choose the Annuity Date. However, it must be the first day of the first month on or after the end of a Guarantee Period, and after the third Contract Year. You may choose among a number of annuity options (see "Annuity Date" and "Annuity Options").

                             ACCESS TO ACCOUNT VALUE

Surrenders: Total and partial surrenders of your Contract are permitted prior to the Annuity Date. Such total or partial surrenders may be assessed a surrender charge and/or a market value adjustment (see "Surrenders"). A full or partial surrender may result in a taxable event, and in certain situations, a tax penalty (see "Certain Tax Considerations").

Free Withdrawal Privilege: Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts added due to premium size (see "Free Withdrawal Privilege").

Medically-Related Withdrawals: Where permitted by law, any applicable surrender charge or market value adjustment is waived on a full surrender if we receive satisfactory evidence of certain medically-related events or conditions (see "Medically-Related Withdrawals").

                                     CHARGES

Sales Charge: This Contract does not feature a sales charge. However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge").

Surrender Charge: This Contract imposes a surrender charge upon any full or partial surrender taken within six (6) years of a premium payment. However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract. For those Contracts that feature a surrender charge, the amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

Premium Taxes: In several states, a premium tax is payable, either when premiums are received or, when the Interim Value is applied under an annuity option. We will deduct the amount of the premium tax payable, if any, from your premiums or Interim Value. The amount of the premium tax varies from jurisdiction to jurisdiction, which any state legislature may change. Also, any state legislature may decide to impose the tax when premium payments are made. In those jurisdictions imposing such a tax, the tax rates currently in effect range up to 3 1/2%. However, local taxes may be higher.

                                  MISCELLANEOUS

Additional Amounts on Qualifying Purchase Payments: We reserve the right to make additions to the Interim Values of Contracts of Owners submitting large amounts of premium, wherever allowed by law. As of the date of this Prospectus, the breakpoints for such treatment are premiums of $500,000, $1,000,000 and $5,000,000. We reserve the right to change these breakpoints (see "Additional Amounts on Qualifying Purchase Payments").

Multiple Contracts: We issue a Contract for each acceptable premium or portion thereof, subject to our rules for minimum amounts per Contract. Subsequent discussion in this Prospectus will be in terms of a single Contract.

                             PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT

We may require a properly completed application or enrollment form, a premium, and any other materials under our underwriting rules before we agree to issue an Annuity. We may issue an Annuity without completion of an application or enrollment form for certain classes of Annuities, where permitted by law.

We offer various initial Guarantee Periods. Subject to our rules, you may choose to have your Net Premium or portions thereof accumulate interest for one or more of the Guarantee Periods then available. While we may issue multiple Contracts, such multiple Contracts may be treated for tax purposes as if they were a single Contract (see "Certain Tax Considerations"). No Guarantee Period may end later than the Annuity Date.

Once we accept your premium and all our requirements are met, we issue a Contract for each initial Guarantee Period you choose. The minimum premium we will accept from you is $5,000. Our minimum amount per Contract is $2,000. Therefore, you could choose one but not more than two Guarantee Periods if you sent the minimum premium amount. The minimum premium we will accept from you which may be used to purchase a Contract in conjunction with a qualified plan is $2,000. Our prior approval is required before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.

We confirm each premium payment in writing.

RIGHT TO CANCEL

You may return your Contract for a refund within a specified period. Depending on the applicable legal and regulatory requirements, this period may be within ten days of receipt, twenty-one days of receipt or longer. Unless we are required by law to return the premium amount, the amount of the refund will equal the Interim Value times the market value adjustment as of the date we receive the cancellation request plus any amount deducted for premium tax and/or any sales charge, less the accumulated value of any additions we make because of the amount of premium paid. When your Contract is issued, you will be informed of the amount due if you exercise this right. Exercising the right requires return of the Contract to us or to the representative who solicited your purchase.

                                FEES AND CHARGES

SALES CHARGE

This Contract does not feature a sales charge.

However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge"). As of the date of this Prospectus, we were not offering Contracts with sales charges in excess of 6% of premium upon receipt. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium upon receipt. Sales charge percentages may be level or may decrease according to a specified schedule. For example, a Contract could have a schedule of sales charges such that 5% is assessed against the first $10,000 of the cumulative premiums paid by a Participant, 4% is assessed against the next $10,000 of cumulative premiums paid by that Participant, and 3% assessed against cumulative premiums paid by a Participant in excess of $20,000. This example is hypothetical. The actual amount and schedule for such a charge, if any, will be shown on a Supplement to the Prospectus as well as in your Contract.

From time to time we may structure sales charges for a group Contract, or we may reduce or waive sales charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors, including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No sales charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any elimination of any sales charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

Depending on the Guarantee Period you choose and the Interest Rate Credited to your Contract, assessment of a substantial Sales Charge could result in your receipt of less than your premium even if you surrender your Contract at the end of a Guarantee Period. For example, if you chose a one-year Guarantee Period, we were crediting 4% interest per year when your Guarantee Period began, and the sales charge was 5% of your premium, you would receive less than your premium if you surrendered your Contract at the end of the initial Guarantee Period. You could also receive less than your premium due to any applicable surrender charge and the market value adjustment (see "Surrenders").

Surrender Charge

This Contract imposes a surrender charge upon any full or partial surrender taken within six (6) years of a premium payment. The amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract.

For those Contracts that feature a surrender charge, the type and level of charges will be shown in your Contract. The charge may be level for a specified number of years or it may start at a particular level and then grade down to zero over a specified number of years. The charge may also depend on the duration of the Initial Guarantee Period you select. As of the date of this Prospectus, we were not offering Contracts with surrender charges in excess of 6% of premium. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium. In addition, if both a Sales Charge and a Surrender Charge exist in the same Contract, the total of both charges will not exceed 8.5% of premium.

When the surrender charge is assessable against the amount of premium being liquidated, then surrenders or partial surrenders, except for those amounts taken under the free withdrawal provision, are deemed for the purpose of this charge to be first a liquidation of premium. Amounts taken under the free withdrawal privilege are not considered a liquidation of premium. On a partial surrender, Gross Surrender Value is deemed to come first from: (a) any interest then available under the free withdrawal provision; then from (b) any premium not yet liquidated, and then from (c) any remaining interest and any amounts credited due to premium size (see "Additional Amounts on Qualifying Purchase Payments"). This does not coincide with the treatment of such surrenders for tax purposes (see "Certain Tax Considerations).

From time to time we may structure surrender charges for a group Contract, or we may reduce or waive surrender charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No surrender charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by:
(a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any elimination of any surrender charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

                              MANAGING YOUR ANNUITY

PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS

When you purchase an Annuity, you must make certain designations, including a Participant and an Annuitant. You may also make certain other designations. These designations include a contingent Participant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

Some of the tax implications of the various designations are discussed in the section entitled "Certain Tax Considerations". However, there are other tax issues than those addressed in that section, including, but not limited to, estate and inheritance tax issues. You should consult with a competent tax counselor regarding the tax implications of various designations. You should also consult with a competent legal advisor as to the implications of certain designations in relation to an estate, bankruptcy, community property where applicable and other matters.

A Participant must be designated. You may designate more than one Participant. If you do, all rights reserved to Participants are then held jointly. We require consent In Writing of all joint Participants for any transaction for which we require the written consent of Participants. Where required by law, we require the consent of the spouse of any person with a vested interest in an Annuity. Naming someone other than the payor of a premium as the Participant may have gift, estate or other tax implications.

You may designate more than one primary or contingent Beneficiary and if you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing. The Beneficiary is the person or persons entitled to receive the death benefit or remaining certain payments under an annuity option with certain payments. Unless you indicated that a prior choice was irrevocable, you may change these designations at any time during the Annuitant's lifetime by sending a request In Writing.

If a Participant's spouse is designated as the sole primary Beneficiary of the Annuity and the Participant dies prior to the Annuity Date, the Participant's Spouse, as Beneficiary, may elect to be treated as Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. If the Annuity is owned jointly by both spouses, and the primary Beneficiary is designated as "surviving spouse", each spouse named individually, or a designation of similar intent, then upon the death of either Participant, the surviving spouse may elect to be treated as Participant.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive at the time of the death upon which death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

You may name one or more Contingent Annuitants. There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant and the Contract is owned by a trust that is neither tax exempt nor does not qualify for preferred treatment under certain sections of the Code, such as Section 401 (a "non-qualified" trust). In general, the Code is designed to prevent the benefit of tax deferral from continuing for long periods of time on an indefinite basis. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Contract is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use a Contract in such a fashion. You must name Contingent Annuitants according to our rules when a Contract is used as a funding vehicle for certain retirement plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS

Wherever allowed by law, we reserve the right to make additions to the Interim Values of Contracts of Participants submitting large amounts of premium.

The current breakpoints for qualifying for such additional amounts and the amount we credit are as follows:

     ----------------------------------------------- -----------------------
  Purchase Payment Additional Amount*

       ----------------------------------------------- -----------------------
     At least $500,000 but less than $1,000,000              1.25%
     ----------------------------------------------- -----------------------
     Between $1,000,000  and $4,999,999                      3.00%
     ----------------------------------------------- -----------------------
     $5,000,000 or greater                                   3.75%
     ----------------------------------------------- -----------------------
      * as a percentage of the Purchase Payment.
--------------------------------------------------------------------------------

As of the date of the Prospectus we make such a program available for Contracts that do not otherwise differentiate sales charges or surrender charges on the amount of premium received. However, we reserve the right to modify, suspend or terminate it at any time, or from time to time, without notice.

If you submit premium to purchase multiple Contracts, we divide the additions to the Contracts then being purchased in the same proportion as the premium is being divided among such Contracts.

Should you have a right to cancel your Contract (see "Right to Cancel") and exercise such a right, the accumulated value of the additional amount credited will not be included in the amount returned to you.

We do not consider additional amounts credited due to premium size to be an increase in your "investment in the contract" (see "Certain Tax Considerations).

Additional amounts credited are not included in any amounts you may withdraw without assessment of any applicable surrender charge (see "Free Withdrawal Privilege").

                           MANAGING YOUR ACCOUNT VALUE

Guarantee Periods

As of the date of this Prospectus, we offer Guarantee Periods with annual durations of one to ten years. We may change the Guarantee Periods we offer at some future date; however, any such change will not have an impact on any Guarantee Period then in effect. See Appendix C for an illustration of how interest is credited during a Guarantee Period.

At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent Guarantee Period begins. At least 30 days prior to the end of any Guarantee Period of at least a year's duration, or earlier where required by law or regulation, we inform you of the Guarantee Periods available as of the date of such notice. We do not provide a similar notice if the Guarantee Period that is ending is of less than a year's duration. Subject to our rules, a subsequent Guarantee Period will begin according to your instructions, if received at our Office not less than two business days prior to the last day of the Guarantee Period then coming to an end. If you don't send us instructions or instructions are not received in a timely fashion, the subsequent Guarantee Period will be equal in duration to the one just ended.

We may change the guarantee periods available at any time, including the period between the date we mail you notice and the date your subsequent guarantee period begins. If you choose a duration that is no longer available on the date your subsequent Guarantee Period begins and we cannot reach you to choose a different duration, the next shortest duration will apply. Similarly, if you have made no choice but we no longer are making available Guarantee Periods equaling the one then ending for your Contract, the next shortest duration will apply. However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods

You may choose to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end, subject to the following rules:

     1.    We must receive your request In Writing at our Office.

     2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.

     3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.

     4. Your Annuity Date must be the first day of the month on or immediately after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.

     5.   The new Guarantee Period may not extend beyond the Annuity Date.

     6.   We will process only one such request per Contract per Contract Year.

     7. In certain Contracts, you may not choose a shorter Guarantee Period than the Initial Guarantee Period until after the date the Initial Guaranteed Period was scheduled to end.

Any applicable market value adjustment formula will be applied to your Contract's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Exercising this privilege may or may not increase your interim value over time. That will depend on such factors as any market value adjustment applicable at the time the privilege is exercised, the Guarantee Period you choose and Subsequent Guarantee Rate we are then crediting for that Guarantee Period, the length of time you subsequently hold your Contract, and any subsequent partial surrenders or withdrawals under the Free Withdrawal Privilege.

Interest Rates

Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. The Initial Guarantee Rate applies to the Net Premium less all Gross Surrender Values during the initial Guarantee Period. The Subsequent Guarantee Rate for any subsequent Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.

We inform you of the Initial Guarantee Rate when we confirm acceptance of your premium and issuance of your Contract. You will be informed of the Subsequent Guarantee Rate applicable to any subsequent Guarantee Period as part of the annual report we send you.

At any time we may change interest rates. Any such change does not have an impact on the rates applicable to Guarantee Periods already in effect. However, such a change will affect the Market Value Adjustment (see "Market Value Adjustment).

When a subsequent Guarantee Period begins, the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index.

Each index is based on the published rate for certificates of indebtedness (bills, notes or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the Guarantee Period to which the minimum is to apply. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index used for any Guarantee Period is the same as the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the Insurance Department of the jurisdiction in which the Contract was delivered. (For group Contracts, it is our expectation that approval of only the jurisdiction in which the underlying group contract was delivered would apply.)

The reduction used in determining the minimum is an amount not to exceed 2% percent of interest. We may reduce this amount for a particular type of Contract if we can expect reduced sales expenses or other expenses in relation to sales of that Contract.

In certain jurisdictions, including New York, if available, in no event will the minimum be less than 3% per year, compounded yearly.

Your Contract may include a provision committing us to declare Subsequent Guarantee Rates applicable to certain Subsequent Guarantee Periods at higher rates than the Current Rates for that type of Contract. The manner in which Subsequent Guarantee Rates are increased will be uniform for all Participants in any one particular group Contract. The manner in which such Subsequent Guarantee Rates are increased will be uniform for all owners of any one particular type of individual Contract, wherever such an increase in rates is allowed by law and/or regulation. For any particular Contract, the number of Contract Years required before such an increase in rates applies or the size of such increase will depend on our expectations as to sales expenses and other expenses in relation to sales of that type of Contract.

We have no specific formula for determining the interest rates we declare. Rates may differ, between types of Contracts, even for Guarantee Periods of the same duration starting at the same time. We expect such rates to reflect the returns available on the type of investments we make to support these types of Contracts. However, we may also take into consideration in determining rates such factors including, but not limited to, the duration of the Guarantee Period, regulatory and tax requirements, the liquidity of the secondary markets for the type of investments we make, commissions, administrative expenses, investment expenses, general economic trends and competition. Our management makes the final determination as to interest rates to be credited. We cannot predict the rates we will declare in the future.

You may obtain our current rates by writing us or calling us at 1-800-766-4530.

Market Value Adjustment

The market value adjustment ("MVA") may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, or which qualifies under our rules as a medically-related withdrawal is not affected by the MVA.

In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period, except where required by law, if the change to an alternate Guarantee Period occurs not more than 30 days before the end of the Guarantee Period.

The MVA reflects the relationship as of the time it is calculated between: (a) the rate then being credited to your Contract; and (b) our Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment sensitive to such fluctuations. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.

We reserve the right, from time to time, to determine the MVA using an interest rate lower than the Current Rate for all transactions applicable to a class of Contracts. This would benefit all such Contracts if transactions to which the MVA applies occur while we use such lower interest rate.

         The formula we use to determine the MVA is:

                    [(1+I)/(1+J+the adjustment amount)] N/12

                                     where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current Rate for your type of Contract for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period; and

         N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining to the end of your Guarantee Period.

         The formula that applies if amounts are surrendered pursuant to the right to return the Annuity is [(1+I)/(1+J)]N/12.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         See Appendix B for illustrations of how the MVA works.

                             ACCESS TO ACCOUNT VALUE

SURRENDERS

You may request a full or partial surrender. Your Annuity must accompany your surrender request. Partial surrenders may only be made if:

         (a)      the Gross Surrender Value is at least $1,000; and

         (b) the Gross Surrender Value plus $1,000 does not exceed the amount payable if you completely surrender your Contract on that date.

The amount payable to you is the Net Surrender Value. The method for determining the Net Surrender Value is shown in your Contract, and is either expressed as a percentage of the Gross Surrender Value or as a percentage of the premium being liquidated. Assuming that:

               A    = the Gross Surrender Value;

               B = the surrender charge, if any, as of the date we receive the surrender request In Writing; and

               C = the market value adjustment described below as of the date we receive the surrender request In Writing;

     i. if the surrender charge is expressed as a percentage of the Gross Surrender Value, then the Net Surrender Value equals (A - B) X C;

     ii. if the surrender charge is expressed as a percentage of the premium being liquidated, then the Net Surrender Value equals (A X C) - B; and

     iii. if there is no surrender charge, then the Net Surrender Value equals A X C.

These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of a guarantee period, which could result in your receipt of less than your premium. You may avoid any applicable surrender charge by holding your Contract until the time surrender charges no longer apply, which will be shown in your Contract. No market value adjustment applies to any surrender occurring at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of the Guarantee Period. However, any sales charges, if applicable, could also result in your receipt of less than your premium under certain circumstances (see "Sales Charge").

Where permitted by law, any applicable surrender charge is waived if a full surrender qualifies under our rules as a medically-related withdrawal (see "Medically-Related Withdrawals").

Under certain circumstances, some or all of the monies surrendered may be considered as taxable income and may also be subject to certain penalty provisions of the Internal Revenue Code (see "Certain Tax Considerations").

MEDICALLY-RELATED WITHDRAWALS

Where permitted by law, you may apply to surrender your rights under your Contract for its Interim Value prior to the Annuity Date upon occurrence of a "Contingency Event". The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the Owner is one or more natural persons, all such Owners must be alive at such time. This waiver of any applicable surrender charge and market value adjustment is subject to our rules. For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

     1. First confined in a "Medical Care Facility" while your Contract is in force and remains confined for at least 90 days in a row; or

     2. First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed "Physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed Physician which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license. We must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing.

Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE

Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts or due to premium size. Amounts credited due to premium size are not considered to be interest only for purposes of this free withdrawal privilege (see "Additional Amounts on Qualifying Purchase Payments"). Withdrawals of any type made prior to age 59 1/2 may be subject to 10% tax penalty (see "Penalty on Distributions").

QUALIFIED PLAN WITHDRAWAL LIMITATIONS

There are surrender or withdrawal limitations in relation to certain retirement plans for employees which qualify under various sections of the Internal Revenue Code of 1986, as amended (the "Code"). These limitations do not affect certain roll-overs or exchanges between qualified plans. Generally, distribution of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Code section 402(g)(3)(A)), or attributable to transfers from a custodial account (as defined in Code section 403(b)(7)), is restricted to the employee's: (a) separation from service; (b) death; (c)
disability (as defined in Section 72(m)(7) of the Code); (d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section 401(k)). Hardship withdrawals are restricted to amounts attributable to salary reduction contributions, and do not include investment results. In the case of tax sheltered annuities, these limitations do not apply to certain salary reduction contributions made and investment results earned prior to dates specified in the Code. In addition, the limitation on hardship withdrawals does not apply to salary reduction contributions made and investment results earned prior to dates specified in the Code which have been transferred from custodial accounts. Rollovers from the types of plans noted to an individual retirement account or individual retirement annuity are not subject to the limitations noted. Certain distributions, including rollovers, that are not transferred directly to the trustee of another qualified plan, the custodian of an individual retirement account or the issuer of an individual retirement annuity may be subject to automatic 20% withholding for Federal income tax. This may also trigger withholding for state income taxes.

DEFERRAL OF PAYMENT

We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date we receive the request In Writing. If we defer payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.

ANNUITY DATE

You may choose an Annuity Date when you purchase an Annuity or at a later date. It must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Contract Year unless the Annuitant has a medically-related condition that would permit a medically-related withdrawal (see "Medically-Related Withdrawals"). It can be changed at any time but such requests must be received In Writing at our Office at least 30 days before the current Annuity Date. In the absence of an election In Writing and where permitted by law: (a) the Annuity Date is the start of the Contract Year first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity. Your choice of Annuity Date may be limited in certain jurisdictions.

ANNUITY OPTIONS

You may select an annuity option when you purchase an Annuity, or at a later date. You may change this at any time up to 30 days before the Annuity Date by sending us a request In Writing. In the absence of an election from you, payments will automatically commence on the Annuity Date under option 2, with 120 payments certain. The amount to be applied is the value of your Contract on the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is $50.

If you have not made an election prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not alter such election.

Option 1

Life Annuity: This annuity is payable monthly during the lifetime of the payee, terminating with the last payment due prior to the death of the payee. Since no minimum number of payments is guaranteed, this option offers the maximum level of monthly payments of the annuity options. It is possible that the payee could receive only one payment if he or she died before the date the second payment was due, and no others payments nor death benefits would be payable.

Option 2

Life Annuity with 120, 180, or 240 Monthly Payments Certain:

This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months, as selected, and for as long thereafter as the payee lives. Should the payee die before the end of the fixed period, the remaining payments are paid to the Beneficiary to the end of such period.

Option 3

Payments Based on Joint Lives:

Under this option, income is payable monthly during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all key lives occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

Option 4

Payments for a Designated Period:

This annuity provides an amount payable for a specified number of years. The number of years is subject to our then current rules.

Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on how long we expect Annuitants to live.

The monthly payment varies according to the annuity option you select. The monthly payment is determined by multiplying the value of your Contract on the Annuity Date (expressed in thousands of dollars) less any amount then assessed for premium tax, by the amount of the first monthly payment per $1,000 obtained from our annuity rates. These rates will not be less than those provided in the tables included in the Contract. These tables are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 4% per annum. Where required by law or regulation, such annuity tables will have rates that do not differ according to the gender of the key life. Otherwise the rates will differ according to the gender of the key life.

Annuity payments will be made on the first day of each month once payments begin.

                                  DEATH BENEFIT

On the Contracts we offer as of the date of this Prospectus, "death" means either your death, or the Annuitant's death if there is no Contingent Annuitant. The amount payable on death prior to the Annuity Date and before the Contract anniversary following the earlier of your or the Annuitant's 85th birthday is the greater of (1) the Interim Value of your Contract as of the date we receive due proof of death, or (2) the premium allocated to your Contract less the sum of all prior Gross Surrender Values. The amount of the death benefit at any later date prior to the Annuity Date is the Interim Value as of the date we receive "due proof of death". The following constitutes "due proof of death":
(a)(i) a certified copy of a death certificate, (ii) a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or (iii) any other proof satisfactory to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Participant. The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".

We may offer contracts that pay the death benefit upon the death of: (a) the Participant when the Participant is a natural person; and (b) the Annuitant (unless a Contingent Annuitant was previously designated) when the Participant is not a natural person (such as a trustee). In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.

In the absence of your election In Writing prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not modify such election. In the event of your death, the benefit must be distributed within:
(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. However, if the Contingent Annuitant predeceased the Annuitant or there is no Contingent Annuitant designation, the death benefit becomes payable to the Beneficiary.

The death of the first of any joint Participant is deemed the death of the Participant for determining payment of the death benefit.

If the Beneficiary is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent Annuitant is living, then in lieu of receiving the death benefit, your spouse may elect to be treated as the Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. A Participant's spouse may only assume ownership of the Annuity if such spouse is designated as the sole primary Beneficiary.

 TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?
Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?
The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

     1.   whether the Annuity is used by:
     |X| a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or
     |X| an individual or a corporation, trust or partnership (a "Non-qualified Contract"); and

     2.   whether the Owner is:
     |X| an individual person or persons; or |X| an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as "tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by a structured settlement company, by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes will not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X| "Income on the contract" is calculated by subtracting the taxpayer's "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

|X| "Investment in the contract" is equal to total purchase payments for all "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section 1035 of the Code. Unless "after-tax" or non-deductible contributions have been made to a Qualified Contract, the "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the "investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any additional payments received that exceed the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment is allowed as a deduction by the beneficiary in the tax year of such death.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

|X|  Distributions made on or after the taxpayer has attained age 591/2;
|X| Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;
|X|  Distributions attributable to the taxpayer's becoming disabled;
|X| Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's Beneficiary);
|X| Distributions of amounts which are treated as "investments in the contract" made prior to August 14, 1982;
|X|  Payments under an immediate annuity as defined in the Code;
|X| Distributions under a qualified funding asset under Code Section 130(d); or |X| Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as "related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization." Distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2 or five
(5) years from the first of such payments will result in the requirement to pay the taxes that would have been due had the payments been treated as subject to tax in the years received, plus interest. This does not apply when the modification is due by reason of death or disability. It is our understanding that the Internal Revenue Service may not consider a scheduled series of distributions to qualify under Sections 72(q) or 72(t) if the holder of the annuity retains the right to modify such distributions at will, even if such right is not exercised, or, for a variable annuity, depending on how payments are structured.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the exception to the 10% penalty described above for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X| First, from the amount of "investment in the contract" made prior to August 14, 1982 and exchanged into the annuity;
|X| Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);
|X| Then, from any remaining "income on the contract"; and |X| Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty. In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

On November 22, 1999, the Internal Revenue Service issued an acquiescence in the decision of the United States Tax Court in Conway v. Commissioner (111 T.C. 350
(1998)) that a taxpayer's partial surrender of an annuity contract and direct transfer of the resulting proceeds for the purchase of a new annuity contract qualifies as a non-taxable exchange under Section 1035 of the Internal Revenue Code. "Acquiescence" means that the IRS accepts the holding of the Court in a case and that the IRS will follow it in disposing of cases with the same controlling facts. Prior to the Conway decision, industry practice has been to treat a partial surrender of account value as fully taxable to the extent of any gain in the contract for tax reporting purposes and to "step-up" the basis in the contract accordingly. However with the IRS' acquiescence in the Conway decision, partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2 withdrawals. The IRS reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this Prospectus, we continue to report partial surrenders of non-qualified annuities as subject to current taxation to the extent of any gain. However, we may change our reporting procedures to treat certain of these transactions as partial 1035 exchanges. Should we do so, we reserve the right to report transactions that may have been designed to receive partial 1035 exchange treatment as partial surrenders subject to current taxation if we, as a reporting and withholding agent, believe that we would be expected to deem a transaction to be abusive.

While the principles expressed in the Conway decision appear applicable to partial exchanges from life insurance, there is no guidance from the Internal Revenue Service as to whether it concurs with non-recognition treatment under
Section 1035 of the Code for such transactions. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction for the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?
An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex. These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including 401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees. These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

--------------------------------------------------------------------------------
Under a TSA, you may be prohibited from taking distributions from the contract attributable to contributions made pursuant to a salary reduction agreement unless the distribution is made:
--------------------------------------------------------------------------------
|X|      After the participating employee attains age 59 1/2;
|X|      Upon separation from service, death or disability; or
|X| In the case of financial hardship (subject to restrictions).
--------------------------------------------------------------------------------

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Programs or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with "roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2 or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from IRAs and qualified plans may be rolled over or transferred into an IRA on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X| is part of a properly executed transfer to another IRA or another eligible qualified account;
|X| is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);
|X| is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;
|X|  is subsequent to a separation  from service after the taxpayer  attains age
     55*;
|X| does not exceed the employee's allowable deduction in that tax year for medical care*;
|X| is made to an alternate payee pursuant to a qualified domestic relations order*; and
|X|  is made pursuant to an IRS levy.

The exceptions above which are followed by an asterisk (*) do not apply to IRAs. Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified Contract must generally be distributed, or begin to be distributed, by the "required beginning date". This is April 1st of the calendar year following the later of:
|X| the calendar year in which the individual attains age 70 1/2; or |X| the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to IRAs.

The participant's entire interest must be distributed beginning no later than the required beginning date over a period which may not extend beyond a maximum of the life or life expectancy of the participant (or the life expectancies of the owner and a designated Beneficiary). Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account value by the applicable life expectancy or pursuant to an annuity payout. If the account balance is used, it generally is based upon the Account Value as of the close of business on the last day of the previous calendar year.

If the participant dies before reaching his or her "required beginning date", his or her entire interest must generally be distributed within five (5) years of death. However, this rule will be deemed satisfied if distributions begin before the close of the calendar year following death to a designated
Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the deceased owner would have attained age 70 1/2. A surviving spouse would also have the option to assume the IRA as his or her own if he or she is the sole designated beneficiary. If a participant dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We believe the underlying mutual fund portfolios should comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, including rollovers, from most Qualified Contracts, may be subject to automatic 20% withholding for Federal income taxes. This will not apply to:

|X|  any portion of a distribution paid as Minimum Distributions;
|X|  direct transfers to the trustee of another retirement plan;
|X| distributions from an individual retirement account or individual retirement annuity;
|X| distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan; and
|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun are treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued for as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

                               GENERAL INFORMATION

REPORTS TO YOU

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. Instead of immediately confirming transactions made pursuant to some type of periodic transfer program (such as a dollar cost averaging program) or a periodic Purchase Payment program, such as a salary reduction arrangement, we may confirm such transactions in quarterly statements. You should review the information in these statements carefully.

All errors or corrections must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 10 days from the date you receive the confirmation. For transactions that are only confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 10 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 10 day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?


American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states and the District of Columbia. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. formerly known as American Skandia Investment Holding Corporation, whose ultimate parent is Skandia Insurance Company Ltd., a Swedish company. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.


American Skandia is in the business of issuing variable annuity and variable life insurance contracts. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) certain group variable annuities that are exempt from registration with the SEC that serve as funding vehicles for various types of qualified pension and profit sharing plans; (d) a single premium variable life insurance policy that is registered with the SEC; and (e) a flexible premium life insurance policy that is registered with the SEC.

Separate Account D

Our investments are subject to the requirements of applicable state laws. Such laws address the nature and quality of investments, as well as the percentage of our assets which we may commit to a particular type of investment. Subject to certain limitations and qualifications, such laws generally permit investment in federal, state and municipal obligations, corporate bonds, preferred and common stock, real estate mortgages, real estate and certain other investments.

Assets supporting the Annuities are accounted for in one or more non-unitized separate accounts established by us under the laws of the State of Connecticut. Such separate accounts may contain assets from various types of annuities we offer, the assets of which are permitted to be held in such accounts under applicable law and regulation. Neither you nor the owner of any underlying group Annuity participate in the performance of the assets through any unit values in such a non-unitized separate account. There are no discrete units for such a separate account. Contracts do not represent units of ownership of assets belonging to this separate account.

We own the assets in each separate account. The assets accrue solely to our benefit. Neither you nor any group Contract owner participate in the investment gain or loss from assets belonging to such separate account(s). Such gain or loss accrues solely to us.

We believe that the assets equal to the reserve and other liabilities of such separate accounts are not chargeable with liabilities arising from our other business if so stated in our annuity contract and certificate forms. We have obtained approval in each jurisdiction in which our annuities are available for sale of language stating that:

                  (A) Income, gains and losses, whether or not realized, from assets allocated to any such separate account are credited to or charged against such separate account without regard to our other income, gains or losses;

                  (B) Assets equal to the reserves and other liabilities of such separate accounts are not chargeable with liabilities that arise from any business we conduct other than from the operation of the Annuities or other annuities which are supported by such separate accounts; and

                  (C) We have the right to transfer to our general account any assets of such separate account which are in excess of such reserves and other liabilities.

All benefits attributable to Contracts and interests purchased in the group contracts are contract guarantees we make and are accounted for in the separate account(s). However, all of our general account assets are available to meet our obligations under the Contracts.

ADMINISTRATION OF TRANSACTIONS

In administering transactions, we may require presentation of proper identification prior to processing, including the use of a personal identification number ("PIN") issued by us, prior to accepting any instruction by telephone or other electronic means. We forward your PIN to you shortly after your Annuity is issued. To the extent permitted by law or regulation, neither we or any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a switch to an alternate Guarantee Period or any other transaction for which we accept instructions by telephone if we or such other person acted on telephone instructions in good faith in reliance on your telephone instruction authorization and on reasonable procedures to identify persons so authorized through verification methods which may include a request for your Social Security or tax I.D. number or a personal identification number (PIN) as issued by us. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

AGE LIMITS

Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.

ASSIGNMENTS OR PLEDGES

Generally, your rights in a Contract may be assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. The assignment and/or loan proceeds may be subject to income taxes and certain penalty taxes (see "Certain Tax Considerations"). You may assign your rights to another person at any time, during the Annuitant's lifetime. You must give us a copy of the assignment In Writing. An assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

MISSTATEMENT OF AGE OR SEX

If the age and/or sex of the Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your annuity.

CONTRACT MODIFICATION

We reserve the right to make changes that are necessary to maintain the tax status of the Annuity under the Internal Revenue Code and/or make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts. Where required by law or regulation, approval of the contract owner will be obtained prior to any such change.

INVESTMENT MANAGEMENT

We have the sole discretion to employ investment managers that we believe are qualified, experienced and reputable to manage the assets supporting the Guaranteed Maturity Annuity including, but not limited to, J. P. Morgan Investment Management Inc. Each manager is responsible for investment management of different portions of a separate account supporting one or more Contracts. We are under no obligation to employ or continue to employ any investment manager(s).

CURRENT INVESTMENT GUIDELINES

Some of the guidelines of our current investment strategy are outlined below. However, we are not obligated to invest according to this or any other strategy except as may be required by Connecticut and other state insurance laws.

Our current guidelines for the portfolio of investments in any non-unitized separate account include, but are not limited to the following:

1. Investments may be made in cash; debt securities issued by the United States Government or its agencies and instrumentalities; money market instruments; short, intermediate and long-term corporate obligations; private placements; asset-backed obligations; and municipal bonds.

2. At the time of purchase, fixed income securities will be in one of the top four generic lettered rating classifications as established by a nationally recognized statistical rating Organization ("NRSRO") such as Standard & Poor's or Moody's Investor Services, Inc. or any Should a fixed income security fall below one of these top four generic lettered rating classifications subsequent to purchase, we may or may not sell such security. We may change these guidelines at any time.

DISTRIBUTION

American Skandia Marketing, Incorporated, a wholly-owned subsidiary of American Skandia, Inc., acts as the principal underwriter of the Annuities. ASM, Inc.'s principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM, Inc. is a member of the National Association of Securities Dealers, Inc. ("NASD").

ASM, Inc. will enter into distribution agreements with certain broker-dealers registered under the Securities and Exchange Act of 1934 or with entities which may otherwise offer the Annuities that are exempt from such registration. Under such distribution agreements such broker-dealers or entities may offer Annuities to persons who have established an account with the broker-dealer or the entity. In addition, ASM, Inc. may solicit other eligible groups and certain individuals. The maximum concession to be paid on premiums received is 6.0%. We reserve the right to provide higher levels of compensation for the sale of Contracts when Participants select initial Guarantee Periods with longer durations than we pay in relation to shorter initial Guarantee Periods.

As of the date of this Prospectus, we were promoting the sale of our products and solicitation of additional purchase payments, where applicable, for our products, including contracts offered pursuant to this Prospectus, through a program of non-cash rewards to registered representatives of participating broker-dealers. We may withdraw or alter this promotion at any time.

LEGAL EXPERTS


The General Counsel of American Skandia Life Assurance Corporation has passed on on the legal matters with respect to Federal laws and regulations applicable to the issue and sale of the Annuities and with respect to Connecticut law.


LEGAL PROCEEDINGS

As of the date of this Prospectus, neither we nor ASM, Inc. were involved in any litigation outside of the ordinary course of business, and know of no material claims.

EXPERTS


The consolidated financial statements of American Skandia Life Assurance Corporation at December 31, 1999 and 1998, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The Annual Report on Form 10-K for the year ended December 31, 1999 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.


HOW TO CONTACT US
You can contact us by:

|X| calling our Customer Service Team at 1-800-752-6342 or our automated telephone access and response system (STARS) at 1-800-766-4530
|X|  writing to us at American  Skandia Life Assurance  Corporation,  Attention:
     Customer Service, P.O. Box 7038, Bridgeport, Connecticut 06601-7038
|X| sending an email to customerservice@americanskandia.com or visiting our Internet Website at www.americanskandia.com
|X| accessing information about your Annuity through our Internet Website at www.americanskandia.com

You can obtain account information through our automated telephone access and response system (STARS) and at www.americanskandia.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or a financial professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN through our automated telephone access and response system (STARS) and at www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. American Skandia reserves the right to limit, restrict or terminate telephonic and electronic transaction privileges at any time.




EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers, directors and certain significant employees, their ages, positions with us and principal occupations are indicated below. The immediately preceding work experience is provided for officers that have not been employed by us or an affiliate for at least five years as of the date of this Prospectus.

Name/                                                         Position with American Skandia
Age                                                           Life Assurance Corporation                        Principal Occupation
---                                                           --------------------------                        --------------------

Patricia J. Abram                                             Senior Vice President                            Senior Vice President
48                                                                                                       and National Sales Manager,
                                                                                                                      Variable Life:
                                                                                                                   American Skandia
                                                                                                             Marketing, Incorporated

Ms. Abram  joined us in 1998.  She  previously  held the position of Senior Vice
President, Chief Marketing Officer with Mutual Service Corporation. Ms. Abram was employed there since 1982.

Lori Allen                                                    Vice President                                         Vice President:
30                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Kimberly Anderson                                             Vice President                                         Vice President,
33                                                                                                           National Sales Manager/
                                                                                                                    Qualified Plans:
                                                                                            American Skandia Marketing, Incorporated

Robert M. Arena                                               Vice President                                         Vice President:
31                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Arena joined us in 1995. He previously held an internship position with KPMG
Peat  Marwick in 1994 and the position of Group Sales  Representative  with Paul
Revere Insurance from October, 1990 to August, 1993.

Gordon C. Boronow                                             President and                                            President and
47                                                            Deputy Chief Executive Officer         Deputy Chief Executive Officer:
                                                              Director (since July, 1991)                      American Skandia Life
                                                                                                               Assurance Corporation

Robert W. Brinkman                                            Senior Vice President                           Senior Vice President,
35                                                                                                           National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Malcolm M. Campbell                                           Director (since July, 1991)                 Director of Operations and
44                                                                                                     Chief Actuary, Assurance and
                                                                                                        Financial Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Jan R. Carendi                                                Chief Executive                    Senior Executive Vice President and
55                                                            Officer and                      Member of Executive Management Group:
                                                              Chairman of the                         Skandia Insurance Company Ltd.
                                                              Board of Directors
                                                              Director (since May, 1988)

Carl Cavaliere                                                Vice President                                         Vice President:
37                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Cavaliere joined us in 1998. He previously held the position of Director of Operations with Aetna, Inc. since 1989.


Y.K. Chan                                                     Senior Vice President                            Senior Vice President
42                                                                                                    and Chief Information Officer:
                                                                                                        American Skandia Information
                                                                                                 Services and Technology Corporation

Mr. Chan joined us in 1999. He previously held the position of Chief Information
Officer with E.M. Warburg Pincus from January 1995 until April 1999 and the position of Vice President, Client Server Application Development with Scudder,
Stevens and Clark from January 1991 until January 1995.

Lucinda C. Ciccarello                                         Vice President                           Vice President, Mutual Funds:
41                                                                                                                 American Skandia
                                                                                                             Marketing, Incorporated

Ms.  Ciccarello joined us in 1997. She previously held the position of Assistant
Vice President with Phoenix Duff & Phelps since 1984.

Lincoln R. Collins                                            Senior Vice President                           Senior Vice President:
39                                                            Director (since February, 1996)                  American Skandia Life
                                                                                                               Assurance Corporation

Tim Cronin                                                    Vice President                                         Vice President:
34                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Cronin joined us in 1998. He previously held the position of  Manager/Client
Investor with Columbia Circle Investors since 1995.

Henrik Danckwardt                                             Director (since July, 1991)                        Director of Finance
46                                                                                                               and Administration,
                                                                                                             Assurance and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Harold Darak                                                  Vice President                                         Vice President:
39                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr.   Darak   joined  us  in  1999.   He   previously   held  the   position  of
Consultant/Senior Manager with Deloitte & Touche since 1998 and the positions of
Second  Vice  President  with The  Guardian  since 1996 and The  Travelers  from
October, 1982 until December, 1995.

Wade A. Dokken                                                Deputy Chief Executive Officer                           DCEO and COO:
40                                                            and Chief Operating Officer                      American Skandia Life
                                                              Director (since July, 1991)                      Assurance Corporation


Elaine C. Forsyth                                             Vice President                                         Vice President:
38                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Larisa Gromyko                                                Director, Insurance Compliance         Director, Insurance Compliance:
53                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Maureen Gulick                                                Director, Business Operations           Director, Business Operations:
37                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Berthann Jones                                                Vice President                                         Vice President:
45                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Ms.  Jones  joined  us in  1997.  She  previously  held  the  position  of  Vice
President/Trust  Officer with Ridgefield Bank since 1996 and Manager with Wright
Investors Service since 1993.

Ian Kennedy                                                   Senior Vice President                           Senior Vice President,
52                                                                                                                 Customer Service:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Mr. Ian Kennedy joined us in 1998. He previously was self-employed since 1996 and held the position of Vice President, Customer Service with SunLife of Canada from September, 1968 to August, 1995.

T. Richard Kennedy                                            General Counsel and                                   General Counsel:
65                                                            Director (since March, 2000)                     American Skandia Life
                                                                                                               Assurance Corporation

Mr. T. Richard Kennedy joined us in 1999. He previously was Managing Partner with the law firm of Werner & Kennedy.

N. David Kuperstock                                           Vice President                                         Vice President:
48                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Thomas M. Mazzaferro                                          Executive Vice President and              Executive Vice President and
47                                                            Chief Financial Officer,                      Chief Financial Officer:
                                                              Director (since September, 1994)                 American Skandia Life
                                                                                                               Assurance Corporation

Gunnar J. Moberg                                              Director (since October, 1994)         Director - Marketing and Sales,
45                                                                                                          Assurances and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

David R. Monroe                                               Senior Vice President,                          Senior Vice President,
38                                                            Treasurer and                                            Treasurer and
                                                              Corporate Controller                             Corporate Controller:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Monroe joined us in 1996. He  previously  held  positions of Assistant  Vice
President at Allmerica Financial since 1994.

Michael A. Murray                                             Senior Vice President                                  Vice President,
31                                                                                                           National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Brian O'Connor                                                Vice President                                         Vice President,
35                                                                                                           National Sales Manager,
                                                                                                               Internal Wholesaling:
                                                                                                                    American Skandia

                                                                                                             Marketing, Incorporated

M. Patricia Paez                                              Vice President                                         Chief of Staff:
39                                                                                                            American Skandia, Inc.




Polly Rae                                                     Vice President                                         Vice President:
37                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Rebecca Ray                                                   Vice President                                         Vice President:
44                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Ms.  Ray  joined us in 1999.  She  previously  held the  position  of First Vice
President with Prudential  Securities since 1997 and Vice President with Merrill
Lynch since 1995.

Rodney D. Runestad                                            Vice President                                         Vice President:
50                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Hayward L. Sawyer                                             Senior Vice President                         Executive Vice President
55                                                                                                           National Sales Manager:
                                                                                                                   American Skandia
                                                                                                             Marketing, Incorporated

Lisa Shambelan                                                Vice President                                         Vice President:
34                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Karen Stockla                                                 Vice President                                         Vice President,
33                                                                                                Intellectual Resources Department:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Ms. Stockla joined us in 1998. She previously held the position of Manager, Application Development with Citizens Utilities Company since 1996 and HRIS Tech
Support Representative with Yale New Haven Hospital since 1993.

William H. Strong                                             Vice President                                         Vice President:
56                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr. Strong joined us in 1997. He previously held the position of Vice President with American Financial Systems from June 1994 to October 1997 and the position of Actuary with Connecticut Mutual Life from June 1965 to June 1994.

Leslie S. Sutherland                                          Vice President                                         Vice President,
46                                                                                                    National Key Accounts Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Amanda C. Sutyak                                              Vice President                                         Vice President:
42                                                            Director (since July, 1991)                      American Skandia Life
                                                                                                               Assurance Corporation

Christian A. Thwaites                                         Senior Vice President                           Senior Vice President,
42                                                                                                      National Marketing Director:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Mr. Thwaites joined us in 1996. He previously held the position of consultant with Monitor Company since October 1995 and Vice President with Aetna, Inc.
since 1995.


Mary Toumpas                                                  Vice President                                      Vice President and
48                                                                                                              Compliance Director:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Ms. Toumpas  joined us in 1997.  She  previously  held the position of Assistant
Vice President with Chubb Life/Chubb Securities since 1973.

Bayard F. Tracy                                               Senior Vice President and                       Senior Vice President,
52                                                            Director (since September, 1994)               National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Deborah G. Ullman                                             Senior Vice President                        Senior Vice President and
45                                                                                                          Chief Operating Officer:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Ms. Ullman joined us in 1998. She previously held the position of Vice President with Aetna, Inc. since 1977.

Jeffrey M. Ulness                                             Vice President                                         Vice President:
39                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Derek Winegard                                                Vice President                                         Vice President:
41                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Mr.  Winegard  joined us in 1999. He previously held the position of Senior Vice
President with Trust Consultants, Inc. since 1991.

Brett M. Winson                                               Senior Vice President and                       Senior Vice President,
44                                                            Director (since March 2000)          Intellectual Resource Development
                                                                                                              American Skandia, Inc.

Mr. Winson  joined us in 1998.  He  previously  held the position of Senior Vice
President with Sakura Bank, Ltd. since 1990.


FINANCIAL STATEMENTS

The consolidated financial statements which follow in Appendix A are those of American Skandia Life Assurance Corporation as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999.

                                   APPENDIXES

APPENDIX  A  Financial   Statements   about  American   Skandia  Life  Assurance
Corporation

               APPENDIX B ILLUSTRATION OF MARKET VALUE ADJUSTMENT

                  APPENDIX C ILLUSTRATION OF INTEREST CREDITING

                     APPENDIX A FINANCIAL INFORMATION ABOUT

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

SELECTED FINANCIAL DATA

The following table summarizes information with respect to the operations of the
Company:


(in thousands)                                                     For the Year Ended December 31,

                                                 1999              1998           1997           1996            1995
                                                 ----              ----           ----           ----            ----
STATEMENT OF OPERATIONS DATA

Revenues:
Annuity and life insurance
   charges and fees*                       $     289,989   $      186,211   $    121,158     $    69,780   $    38,837
Fee income                                        83,243           50,839         27,593          16,420         6,206
Net investment income                             10,441           11,130          8,181           1,586         1,601
Premium income and
    other revenues                                 3,688            1,360          1,082             265            45
                                           -------------    -------------   ------------     -----------   -----------
Total revenues                             $     387,361    $     249,540   $    158,014     $    88,051   $    46,689
                                           =============    =============   ============     ===========   ===========

Benefits and Expenses:
Annuity and life insurance benefits        $         612    $         558   $      2,033     $       613   $       555
Change in annuity policy reserves                  3,078            1,053             37             635        (6,779)
Cost of minimum death benefit
    reinsurance                                    2,945            5,144          4,545           2,867         2,057
Return credited to contractowners                 (1,639)          (8,930)        (2,018)            673        10,613
Underwriting, acquisition and

    other insurance expenses                     206,350          167,790         90,496          49,887        35,914
Interest expense                                  69,502           41,004         24,895          10,791         6,500
                                           -------------    -------------  -------------    ------------  ------------

Total benefits and expenses                $     280,848    $     206,619  $     119,988    $     65,466  $     48,860
                                           =============    =============  =============    ============  ============
Income tax expense (benefit)               $      30,344    $       8,154  $      10,478    $     (4,038) $        397
                                           =============    =============  =============    ============  ============

Net income (loss)                          $      76,169    $      34,767  $      27,548    $     26,623  $     (2,568)
                                           =============    =============  =============    ============  =============

STATEMENT OF FINANCIAL CONDITION

Total Assets                               $  30,849,414    $  18,848,273  $  12,894,290    $  8,268,696  $  4,956,018
                                           =============    =============  =============    ============  ============

Future fees payable to parent              $     576,034    $     368,978  $     233,034    $     47,112  $          -
                                           =============    =============  =============    ============  ============

Surplus Notes                              $     179,000    $     193,000  $     213,000    $    213,000  $    103,000
                                           =============    =============  =============    ============  ============
Shareholder's  Equity                      $     359,434    $     250,417  $     184,421     $   126,345  $     59,713
                                           =============    =============  =============     ===========  ============

* On annuity and life  insurance  sales of $6,862,968,  $4,159,662,  $3,697,990,
$2,795,114, and $1,628,486 during the years ended December 31, 1999, 1998, 1997,
1996, and 1995, respectively, with contractowner assets under management of $29,396,693, $17,854,761, $12,119,191, $7,764,891, and $4,704,044 as of December
31, 1999, 1998, 1997, 1996 and 1995, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and the notes thereto and Item 6, Selected Financial Data.

Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on estimates and assumptions that involve certain risks and uncertainties, therefore actual results could differ materially due to factors not currently known. These factors include significant changes in financial markets and other economic and business conditions, state and federal legislation and regulation, ownership and competition.

 Results of Operations

 Annuity and life insurance sales increased 65%, 12%, and 32% in 1999, 1998 and 1997, respectively. The Company continues to show significant growth in sales volume as a result of innovative product development activities, the recruitment and retention of top producers, and the success of its highly rated customer service teams. The sales growth was also attributable to the strong performance of the underlying mutual funds, which support the Separate Account assets. All three major distribution channels achieved significant sales growth in 1999.

 As a result of the significant growth in sales and assets under management, contractowner fees and charges and fees generated from transfer agency-type and investment support activities increased considerably over the past three years:

     (annual percentage growth)   1999              1998              1997

   Annuity and life insurance
     charges and fees              56%               54%              74%
   Fee income                      64%               84%              68%

Net investment income decreased 6% in 1999, increased 36% and 416% in 1998 and 1997, respectively. The decrease in 1999 was the result of $1,036,000 of amortization of the premium paid on a derivative instrument purchased during 1999. As noted in Note 2C of Notes to Consolidated Financial Statements, the derivative instrument, an equity put option, was purchased as a hedge against potential GMDB reserves increases. Excluding the derivative amortization, 1999 net investment income increased 3% as a result of increased bond holdings in support of the Company's risk-based capital initiatives. The increases in 1998 and 1997 were generated from the bond holdings, which were increased in 1998 and 1997 to meet risk based capital goals, which in turn, have increased as a result of the growth in business.

 Premium income represents premiums earned on sale of ancillary contracts; immediate annuities with life contingencies, supplementary contracts with life contingencies and certain life insurance products. Sales of supplementary contracts increased in 1999 and decreased in slightly in 1998 and 1997. There were no immediate annuities sold in 1999 and sales in 1998 and 1997 were modest.

 Annuity benefits, which represent immediate annuities, supplementary contracts and death benefits paid on annuity contracts with mortality risks were not significant in each of the past three years due primarily to the age of the policies in force.

 The change in annuity policy reserves includes changes in reserves related to annuity contracts with mortality risks as well as the Company's guaranteed minimum death benefit ("GMDB") liability. During the second quarter of 1999, the Company's agreement to reinsure substantially all of its exposure on the GMDB was terminated and the business was recaptured, as the reinsurer had announced its intention to exit this market. The increase in reserves resulting from this change was offset by a decrease in reserves associated with the change to reserve methodology on the GMDB. The new reserve methodology complies with the National Association of Insurance Commissioners Actuarial Guideline XXXIV. In the later half of 1999, the Company instituted a hedge program to manage the market risk and reserve fluctuations associated with the GMDB policies through the use of equity put options. The Company is currently continuing this program while evaluating alternative hedging strategies.

 The reinsurance premium associated with the GMDB exposure is based on levels of assets under management. Due to increased sales and account growth, this cost had increased in 1997 and 1998 and through May 1999. The termination of the reinsurance treaty as of May 31, 1999 resulted in the year to year decrease in this benefit for the twelve months ended December 31, 1999.

 Return credited to contractowners consists of revenues on the variable and market value adjusted annuities and variable life insurance, offset by the benefit payments and change in reserves required on this business. Market value adjusted annuity activity has the largest impact on this benefit. In 1999, the Separate Account investment returns on these contracts did not meet the expected returns calculated in the reserves. In 1998, the actual returns significantly outperformed the expected returns and in 1997, these expectations were met.

 Underwriting, acquisition and other insurance expenses for 1999, 1998 and 1997 were as follows:


                       (in thousands)                     1999                 1998               1997
                                                          ----                 ----               ----

   Commissions and general expenses                    $ 576,649            $ 342,594          $ 281,560
   Net capitalization of deferred
      acquisition costs                                 (370,299)            (174,804)          (191,064)
                                                       ---------            ---------           ---------

   Underwriting, acquisition and other
      insurance expenses                               $ 206,350             $167,790            $90,496
                                                       =========             ========            =======

Commissions, general operating expenses and the net deferral of acquisition costs have all increased in 1999, due largely to record sales. Current sales trends have resulted in a shift to asset based commission agreements. This coupled with increased asset levels from increased sales and equity market appreciation have led to the increase in commissions and general expenses. In 1998, commissions and general expenses increased as a result of strong sales and start up costs associated with the Company's entry into variable life insurance and qualified plans. The net capitalization of acquisition costs decreased in 1998 as a result of increased amortization. In 1997, expense increases were driven primarily from strong sales.

Interest  expense  increased  $28,498,000,  $16,109,000 and $14,104,000 in 1999,
1998 and 1997, respectively, as a result of additional financing transactions, which consisted of the sale of future fees to the Parent ("securitization transactions"). In addition, the Company retired surplus notes on December 10, 1999 and December 31, 1998 of $14,000,000 and $20,000,000 respectively. Surplus notes outstanding as of December 31, 1999 and 1998 totaled $179,000,000 and $193,000,000, respectively.

The effective income tax rates for the years ended December 31, 1999, 1998 and 1997 were 28%, 19% and 28%, respectively. The effective rate is lower than the corporate rate of 35% due to permanent differences, with the most significant item being the dividend received deduction. Management believes that based on the taxable income produced in the past two years, as well as the continued growth in annuity sales, the Company will produce sufficient taxable income in future years to realize its deferred tax assets.

The Company generated net income after tax of $76,169,000, $34,767,000 and $27,548,000 in 1999, 1998 and 1997, respectively. The Company benefited in each of the past three years from strong sales growth and favorable market conditions. The Company considers Mexico an emerging market and has invested in the Skandia Vida operations with the expectation of generating profits from long-term savings products in future years. As such, Skandia Vida has generated net losses of $2,523,000, $2,514,000 and $1,438,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Total assets grew 64%, 46%, and 56% in 1999, 1998 and 1997, respectively. These increases were a direct result of the substantial sales volume and market growth of the separate account assets. The sales and market growth also drove increases in deferred acquisition costs, as well as fixed maturity investments held in support of the Company's risk based capital requirements. Liabilities grew 64%, 46%, and 56% in 1999, 1998 and 1997, respectively, as a result of the reserves required for the increased sales activity along with the sale of future fees and charges during these periods. These sales of future fees and charges to the Parent are needed to fund the acquisition costs of the Company's variable annuity and life insurance business.

Liquidity and Capital Resources

The Company's liquidity requirement was met by cash from insurance operations, investment activities, borrowings from its Parent and the sale of rights to future fees and charges to its Parent.

The majority of the operating cash outflow resulted from the sale of variable annuity and variable life products which carry a contingent deferred sales charge. This type of product causes a temporary cash strain in that 100% of the proceeds are invested in separate accounts supporting the product leaving a cash (but not capital) strain caused by the acquisition cost for the new business. This cash strain required the Company to look beyond the cash made available by insurance operations and investments of the Company to financing in the form of surplus notes, capital contributions, the sale of certain rights to future fees and charges as well as modified coinsurance reinsurance arrangements:

     o During 1999 and 1998, the Company  received  $34,800,000 and $22,600,000, respectively, from ASI to support the capital needs of its U.S. operations during the current year along with the following year's anticipated growth in business. In addition, the Company received $1,690,000 and $5,762,000 from ASI in 1999 and 1998 to support its investment in Skandia Vida.

     o Funds received from new securitization transactions amounted to $265,710,000, $169,881,000, and $194,512,000 for 1999, 1998 and 1997,
     respectively (see Note 8 of the Notes to Audited Consolidated Financial Statements). In addition, $71,000,000 was received from ASI in the fourth quarter of 1999 in advance of a securitization transaction completed in the first quarter of 2000.

     o During 1999, 1998 and 1997, the Company extended its reinsurance agreements. The reinsurance agreements are modified coinsurance arrangements where the reinsurer shares in the experience of a specific book of business.

The Company expects the continued use of reinsurance and securitization transactions to fund the cash strain anticipated from the acquisition costs on the coming years' sales volume.

As of December  31, 1999 and 1998,  shareholder's  equity was  $359,434,000  and
$250,417,000,   respectively.  The  increases  were  driven  by  the  previously
mentioned  capital   contributions   received  from  ASI  and  net  income  from
operations.

The Company has long-term surplus notes and short-term borrowings with ASI. No dividends have been paid to ASI.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC") requirements. These requirements are intended to allow insurance regulators to identify companies which may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest risk and business risk. The Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

Effects of Inflation

The rate of inflation has not had a significant effect on the Company's financial statements.

Year 2000 Compliance

The Company's computer support is provided by its affiliate, American Skandia Information Services and Technology Corporation, which also provides such support for the Company's affiliated broker-dealer, American Skandia Marketing, Incorporated and the Company's affiliated investment advisory firm, American
Skandia Investment Services, Incorporated. Because of the nature of the Company's business, any assessment of the potential impact of the Year 2000 issues on the Company must be an assessment of the potential impact of these issues on all these companies, which are referred to below as "American Skandia".

The Company experienced no significant errors or disruptions in computer service, interfaces with computer systems of investment managers, sub-advisors, third party administrators, vendors and other business partners on or after January 1, 2000.

American Skandia engaged external information technology specialists to review its operating systems and internally developed software. The costs associated with these assessments and Year 2000 related remediation was $1,400,000 in 1999 and $750,000 in 1998 and prior. The Company was allocated the majority of these costs.

American Skandia continues to review new and existing systems and has contingency plans in place as part of its Business Continuity Plan. This plan involves virtually all aspects of the business and will continue to be a focus of management beyond the Year 2000 event.

Outlook

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate and business planning concerns and supplemental retirement needs. Strength in the areas of investment options offered, innovative and leading edge product offerings and superior customer service are expected to allow the Company to continue to grow market share in a marketplace which continues to grow.

Certain regulatory and legislative initiatives or proposed accounting standards, if adopted, could adversely impact the Company, despite it's strong market position. Of particular importance is President Clinton's proposed budget for 2001, which includes proposed revenue-raising tax changes such as the "DAC tax" on annuity and life products that could further increase the Company's cash strain. In addition, the recently enacted Financial Services Modernization Act, which allows banks and insurance companies to affiliate under a common holding company, may create previously unseen competitive pressures that could impact the Company's ability to do business in the same manner it has previously. Additionally, discussions on regulation of the Internet may impact on the way the Company does business in the future.

QUANTITATIVE AND QUALITATIVE  DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks the Company is exposed to.

Interest Rate Risk

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. The Company has 97% of assets held under management that are in non-guaranteed Separate Accounts for which the Company's exposure is not significant as the contractowner assumes substantially all the investment risk. On the remaining 3% of assets the interest rate risk from contracts that carry interest rate exposure, is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 1999, the Company held in its general account $201,509,000 of fixed maturity investments that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities and supplementary contracts ($29,912,000 in reserves at December 31, 1999) and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S. government securities.

The Company's deferred annuity products offer a fixed option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contractowner. Guarantee period options available range from 1 to 10 years. Withdrawal of funds before the end of the guarantee period subjects the contract holder to a market value adjustment ("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity. At December 31, 1999 the Company had $939,585,000 in fixed investment options subject to these risks.

Equity Market Exposure

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income would be reduced. This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 1999, sustained throughout 2000, would result in an approximate drop in related annual fee income of $48,178,000.

As discussed in Note 2 of the Consolidated Financial Statements, in 1999 the Company utilized derivative instruments to hedge against the risk of significant decreases in equity markets which would expose the Company to increases in guaranteed minimum death benefits liabilities. Prior to the implementation of this program the Company utilized reinsurance to transfer this risk.

The Company has a small portfolio of equity investments; mutual funds which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline, however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

In addition, it is not clear what the impact of a prolonged downturn in the equity markets would have on ongoing sales. Customer's perceptions of a downturn in equity markets coupled with rising interest rates could move them into financial products other than variable annuities or variable life; however, the Company's products might remain attractive to purchasers in relation to other long-term savings vehicles even after such a decline.

                  AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION



                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholder of
    American Skandia Life Assurance Corporation
Shelton, Connecticut

We have audited the consolidated statements of financial condition of American Skandia Life Assurance Corporation (the "Company" which is a wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia Life Assurance Corporation at December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/Ernst & Young LLP


Hartford, Connecticut
February  11,  2000,
except for Note 18 as to which the date is March 22, 2000

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 Consolidated Statements of Financial Condition
                                 (in thousands)


                                                                                 As of December 31,
                                                                          1999                        1998
                                                                     ---------------            ----------------

ASSETS

Investments:
  Fixed maturities - at amortized cost                               $        3,360             $         8,289
  Fixed maturities - at fair value                                          198,165                     141,195
  Investment in mutual funds - at fair value                                 16,404                       8,210
  Derivative instruments                                                        189                           -
  Policy loans                                                                1,270                         569
                                                                      --------------              --------------

    Total investments                                                       219,388                     158,263

Cash and cash equivalents                                                    89,212                      77,525
Accrued investment income                                                     4,054                       2,880
Deferred acquisition costs                                                1,087,705                     721,507
Reinsurance receivable                                                        4,062                       4,191
Receivable from affiliates                                                        -                       1,161
Income tax receivable - deferred                                             51,726                      38,861
State insurance licenses                                                      4,263                       4,413
Fixed assets                                                                  3,305                         328
Other assets                                                                  4,533                       3,744
Separate account assets                                                  29,381,166                  17,835,400
                                                                     ---------------            ----------------

  Total assets                                                       $   30,849,414             $    18,848,273
                                                                     ===============            ================

LIABILITIES AND SHAREHOLDER'S EQUITY


Liabilities:
Reserve for future contractowner benefits                            $       11,215             $        37,508
Policy reserves                                                              29,912                      25,545
Drafts outstanding                                                           51,059                      28,941
Accounts payable and accrued expenses                                       158,590                      91,827
Income tax payable                                                           24,268                       6,657
Payable to affiliates                                                        68,736                           -
Future fees payable to parent                                               576,034                     368,978
Short-term borrowing                                                         10,000                      10,000
Surplus notes                                                               179,000                     193,000
Separate account liabilities                                             29,381,166                  17,835,400
                                                                     ---------------            ----------------

  Total Liabilities                                                      30,489,980                  18,597,856
                                                                     ---------------            ----------------

Shareholder's equity:
  Common stock, $100 and $80 par value, 25,000 shares authorized,
    issued and outstanding                                                    2,500                       2,000
  Additional paid-in capital                                                215,879                     179,889
  Retained earnings                                                         141,162                      64,993
  Accumulated other comprehensive income                                       (107)                      3,535
                                                                     ---------------            ----------------

    Total Shareholder's equity                                              359,434                     250,417
                                                                     ---------------            ----------------

    Total liabilities and shareholder's equity                       $   30,849,414             $    18,848,273
                                                                     ===============            ================

                See notes to consolidated financial statements.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      Consolidated Statements of Operations
                                 (in thousands)


                                                                     For the Year Ended December 31,
                                                              1999                1998                1997
                                                         --------------       -------------       -------------

REVENUES

Annuity and life insurance charges and fees              $     289,989        $    186,211        $    121,158
Fee income                                                      83,243              50,839              27,593
Net investment income                                           10,441              11,130               8,181
Premium income                                                   1,278                 874                 920
Net realized capital gains                                         578                  99                  87
Other                                                            1,832                 387                  75
                                                         --------------       -------------       -------------

  Total revenues                                               387,361             249,540             158,014
                                                         --------------       -------------       -------------


EXPENSES

Benefits:
  Annuity and life insurance benefits                              612                 558               2,033
  Change in annuity and life insurance policy reserves           3,078               1,053                  37
  Cost of minimum death benefit reinsurance                      2,945               5,144               4,545
  Return credited to contractowners                             (1,639)             (8,930)             (2,018)
                                                         --------------       -------------       -------------

                                                                 4,996              (2,175)              4,597

Expenses:
  Underwriting, acquisition and other insurance
    expenses                                                   206,350             167,790              90,496
  Interest expense                                              69,502              41,004              24,895
                                                         --------------       -------------       -------------

                                                               275,852             208,794             115,391
                                                         --------------       -------------       -------------

  Total benefits and expenses                                  280,848             206,619             119,988
                                                         --------------       -------------       -------------

    Income from operations before income tax                   106,513              42,921              38,026

      Income tax expense                                        30,344               8,154              10,478
                                                         --------------       -------------       -------------

        Net income                                       $      76,169        $     34,767        $     27,548
                                                         ==============       =============       =============

                See notes to consolidated financial statements.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 Consolidated Statements of Shareholder's Equity
                                 (in thousands)


                                                                     For the Year Ended December 31,
                                                              1999                1998                1997
                                                         --------------      --------------      --------------

Common stock:
  Beginning balance                                      $       2,000       $       2,000       $       2,000
  Increase in par value                                            500                   -                   -
                                                         --------------      --------------      --------------

    Ending balance                                               2,500               2,000               2,000
                                                         --------------      --------------      --------------

Additional paid in capital:
  Beginning balance                                            179,889             151,527             122,250
  Transferred to common stock                                     (500)                  -                   -
  Additional contributions                                      36,490              28,362              29,277
                                                         --------------      --------------      --------------

    Ending balance                                             215,879             179,889             151,527
                                                         --------------      --------------      --------------

Retained earnings:
  Beginning balance                                             64,993              30,226               2,678
  Net income                                                    76,169              34,767              27,548
                                                         --------------      --------------      --------------

    Ending balance                                             141,162              64,993              30,226
                                                         --------------      --------------      --------------

Accumulated other comprehensive income:

  Beginning balance                                              3,535                 668                (584)
  Other comprehensive income                                    (3,642)              2,867               1,252
                                                         --------------      --------------      --------------

    Ending Balance                                                (107)              3,535                 668
                                                         --------------      --------------      --------------

      Total shareholder's equity                         $     359,434       $     250,417       $     184,421
                                                         ==============      ==============      ==============

                See notes to consolidated financial statements.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                     For the Year Ended December 31,
                                                              1999                1998                1997
                                                         --------------       -------------      --------------

Cash flow from operating activities:

  Net income                                             $      76,169              34,767       $       27,548
  Adjustments to reconcile net income to net
    cash used in operating activities:
      Amortization and depreciation                              1,495                 251                  223
      Deferred tax expense                                     (10,903)            (14,242)              (9,631)
      Change in unrealized losses on derivatives                 3,749                   -                    -
      Increase in policy reserves                                4,367               1,130                3,176
      Change in receivable from/payable to affiliates           69,897                 166               (1,321)
      Change in income tax payable                              17,611               7,704               (2,172)
      Increase in other assets                                    (789)             (1,173)                (415)
      Increase in accrued investment income                     (1,174)               (438)                (483)
      Decrease/(increase) in reinsurance receivable                129               2,152                 (268)
      Increase in deferred acquisition costs                  (366,198)           (174,804)            (190,969)
      Increase in accounts payable and accrued expenses         66,763              20,637                5,719
      Increase in drafts outstanding                            22,118               9,663                6,245
      Change in foreign currency translation, net                  701                 (22)                (34)
      Realized capital gain                                       (578)                (99)                (87)
                                                         --------------       -------------      --------------

        Net cash used in operating activities                 (116,643)            (114,308)           (162,469)
                                                         --------------       -------------      --------------

Cash flow from investing activites:

      Purchase of fixed maturity investments                   (99,250)            (31,828)            (28,905)
      Proceeds from sale and maturity of fixed
        maturity investments                                    36,226               4,049              10,755
      Purchase of derivatives                                   (4,974)                  -                   -
      Purchase of shares in mutual funds                       (17,703)             (7,158)             (5,595)
      Proceeds from sale of shares in mutual funds              14,657               6,086               1,415
      Purchase of fixed assets                                  (3,178)                (18)               (189)
      Increase in policy loans                                    (701)                118                (528)
                                                         --------------       -------------      --------------

        Net cash used in investing activities                  (74,923)            (28,751)            (23,047)
                                                         --------------       -------------      --------------

Cash flow from financing activities:

      Capital contribution from parent                          22,490               8,362              29,277
      Increase in future fees payable to parent                207,056             135,944             185,922
      Net withdrawals from contractowner accounts              (26,293)             (5,696)              6,959
                                                         --------------       -------------      --------------

        Net cash provided by financing activities               203,253             138,610             222,158
                                                         --------------       -------------      --------------

          Net increase/(decrease) in cash and cash
            equivalents                                         11,687              (4,449)             36,642

          Cash and cash equivalents at beginning of year        77,525              81,974              45,332
                                                         --------------       -------------      --------------

            Cash and cash equivalent at end of year      $      89,212              77,525       $      81,974
                                                         ==============       =============      ==============

     Income taxes paid                                   $      23,637              14,651       $      22,308
                                                         ==============       =============      ==============

      Interest paid                                      $      69,697              35,588       $      16,916
                                                         ==============       =============      ==============

                See notes to consolidated financial statements.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                   Notes to Consolidated Financial Statements

                                December 31, 1999

1.  ORGANIZATION AND OPERATION

    American Skandia Life Assurance Corporation (the "Company") is a wholly-owned subsidiary of American Skandia, Inc. ("ASI", formerly known as American Skandia Investment Holding Corporation) whose ultimate parent is Skandia Insurance Company Ltd., a Swedish Corporation.

    The Company develops long-term savings and retirement products which are distributed through its affiliated broker/dealer company, American Skandia Marketing, Incorporated ("ASM"). The Company currently issues variable life insurance and variable, fixed, market value adjusted and immediate annuities for individuals, groups and qualified pension plans.

    The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida") which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $4,592,000 and $4,724,000 as of December 31, 1999, and 1998, respectively. The Company considers Mexico an emerging market and has invested in the Skandia Vida operations with the expectation of generating profits from long-term savings products in future years. As such, Skandia Vida has generated net losses of $2,523,000, $2,514,000 and $1,438,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A.  Basis of Reporting

        The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Intercompany transactions and balances have been eliminated in consolidation.

        Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

    B.  New Accounting Pronouncements

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use. The SOP, which has been adopted prospectively as of January 1, 1999, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SOP 98-1, the Company expensed all internal use software related costs as incurred. The Company has identified and capitalized $3,035,000 of costs associated with internal use software during 1999 and is amortizing the applicable costs on a straight-line basis over a three year period. At December 31, 1999, the unamortized balance was $2,920,000 and is included in fixed assets.

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). Subsequently, in July 1999, FASB issued FAS 137 "Deferral of the Effective Date of FASB Statement 133". The adoption date was delayed to fiscal years beginning after June 15, 2000. The Company is currently evaluating the potential impact on its financial position.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    C.  Investments

        The Company has classified its fixed maturity investments as either held-to-maturity or available-for-sale. Investments classified as held-to-maturity are investments that the Company has the ability and intent to hold to maturity. Such investments are carried at amortized cost. Those investments which are classified as available-for-sale are carried at fair value and changes in unrealized gains and losses are reported as a component of other comprehensive income.

        The Company has classified its mutual fund investments held in support of a deferred compensation plan are available-for-sale. Such investments are carried at fair value and changes in unrealized gains and losses are reported as a component of other comprehensive income.

        Derivative instruments are recorded consistent with hedged items. The Company hedges the market value fluctuations of the guaranteed minimum death benefit ("GMDB") exposure embedded in its policy reserves and as such, the portion of the derivative instrument which constitutes an effective hedge is carried at market value. The cost associated with the portion of the instrument which is not considered an effective hedge is amortized to investment income over the life of the instrument.

        Policy loans are carried at their unpaid principal balances.

        Realized gains and losses on disposal of investments are determined by the specific identification method and are included in revenues.

    D.  Derivative Instruments

        During the second quarter of 1999, the Company's agreement to reinsure substantially all of its exposure on its GMDB liability was terminated and the business was recaptured, as the reinsurer had recently announced its intention to exit this market. In response, the Company instituted a hedge program to effectively manage the market risk associated with GMDB reserve fluctuations using put options. The cash invested in the put options is at risk to the extent that the value of the underlying index is less than the strike price at the exercise date. This would be offset by a corresponding decrease in the hedged GMDB exposure.

    E.  Cash Equivalents

        The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity of three months or less to be cash equivalents.

    F.  Fair Values of Financial Instruments

        The methods and assumptions used to determine the fair value of financial instruments are as follows:

        Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    F.  Fair Values of Financial Instruments (continued)

        Fair values of investments in mutual funds are based on quoted market prices.

        The fair value of the portion of the derivative instrument which constitutes an effective hedge is determined based on current value of the underlying index.

        The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these investments.

        The carrying value of short-term borrowing approximates fair value due to the short-term nature of these liabilities.

        Fair values of certain financial instruments, such as future fees payable to parent and surplus notes are not readily determinable and are excluded from fair value disclosure requirements.

    G.  State Insurance Licenses

        Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000,000 less accumulated amortization. The cost of the licenses is being amortized on a straight line basis over 40 years.

    H.  Income Taxes

        The Company is included in the consolidated federal income tax return and combined state income tax return of an upstream company, Skandia AFS Development Holding Corporation and certain of its subsidiaries. In accordance with the tax sharing agreement, the federal and state income tax provisions are computed on a separate return basis as adjusted for consolidated items such as net operating loss carryforwards.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    I.  Recognition of Revenue and Contract Benefits

        Revenues for variable annuity contracts consist of charges against contractowner account values for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Benefit reserves for variable annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    I.  Recognition of Revenue and Contract Benefits (continued)

        Revenues for market value adjusted fixed annuity contracts consist of separate account investment income reduced by benefit payments and changes in reserves in support of contractowner obligations, all of which are included in return credited to contractowners. Benefit reserves for these contracts represent the account value of the contracts, and are included in the general account reserve for future contractowner benefits to the extent in excess of the separate account liabilities.

        Revenues for immediate annuity contracts without life contingencies consist of net investment income. Revenues for immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on the Society of Actuaries 1983 Table-a with assumed interest rates that vary by issue year. Assumed interest rates ranged from 6.25% to 8.25% at December 31, 1999 and 1998.

        Revenues for variable life insurance contracts consist of charges against contractowner account values for mortality and expense risk fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

    J.  Deferred Acquisition Costs

        The costs of acquiring new business, which vary with and are primarily related to the production of new business, are being deferred net of reinsurance. These costs include commissions, costs of contract issuance, and certain selling expenses that vary with production. These costs are being amortized generally in proportion to expected gross profits from surrender charges, policy and asset based fees and mortality and expense margins. This amortization is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised.

        Details of the deferred acquisition costs and related amortization for the years ended December 31, are as follows:


                           (in thousands)                        1999                    1998                  1997
                                                                 ----                    ----                  ----

                  Balance at beginning of year                   $721,507              $546,703              $355,734
                                                                 --------              --------              --------

                  Acquisition costs deferred

                     during the year                              450,059               261,432               243,476

                  Acquisition costs amortized

                     during the year                              (83,861)              (86,628)              (52,507)
                                                                 ---------             --------              --------

                                                                  366,198               174,804               190,969
                                                                  -------               -------               -------

                  Balance at end of year                       $1,087,705              $721,507              $546,703
                                                               ==========              ========              ========

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    K.  Reinsurance

        The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

        As noted in Note 2D, the Company reinsured its exposure to market fluctuations associated with its GMDB liability in 1999, 1998 and the beginning of 1997. Under this reinsurance agreement, the Company ceded premiums of $2,945,000, $5,144,000 and $4,545,000; received claim
        reimbursements   of  $242,000,   $9,000  and  $46,000;   and,   recorded
        increases/(decreases) in reserves of ($2,763,000), ($323,000) and $918,000 in each of the three years, respectively.

        At December 31, 1999 and 1998, in accordance with the provisions of a modified coinsurance agreement, the Company accrued $41,000 and $1,976,000, respectively, for amounts receivable from favorable reinsurance experience on a block of variable annuity business.

    L.  Translation of Foreign Currency

        The financial position and results of operations of the Company's Mexican subsidiary are measured using local currency as the functional currency. Assets and liabilities of the subsidiary are translated at the exchange rate in effect at each year-end. Statements of income and shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

    M.  Separate Accounts

        Assets and liabilities in Separate Accounts are included as separate captions in the consolidated statements of financial condition. Separate Account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through the Company's investment advisory affiliate, American Skandia Investment Services, Inc. ("ASISI"), utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contractowner has the option of directing funds to a wide variety of mutual funds. The investment risk on the variable portion of a contract is borne by the contractowner. A fixed option with a minimum guaranteed interest rate is also available. The Company is responsible for the credit risk associated with these investments.

        Included in Separate Account liabilities are $896,205,000 and $771,195,000 at December 31, 1999 and 1998, respectively, relating to annuity contracts for which the contractowner is guaranteed a fixed rate of return. Separate Account assets of $896,205,000 and $771,195,000 at December 31, 1999 and 1998, respectively, consisting of long term bonds, short term securities, transfers due from the general account and cash and cash equivalents which are held in support of these annuity contracts, pursuant to state regulation.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    N.  Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve policy lapses, investment return and maintenance expenses. Actual results could differ from those estimates.

3.  COMPREHENSIVE INCOME

    The components of comprehensive income, net of tax, for the years ended December 31, 1998, 1997 and 1996 were as follows:


                  (in thousands)                                           1999              1998           1997
                                                                           ----              ----           ----

         Net income                                                       $76,169          $34,767         $27,548
         Other comprehensive income:
            Unrealized investment gains/(losses) on
               available for sale securities                               (3,082)           2,751           1,288
            Reclassification adjustment for realized
               losses/(gains) included in investment income                (1,016)             138             (14)
                                                                           -------       ---------       ---------
            Net unrealized gains/(losses) on securities                    (4,098)           2,889           1,274

            Foreign currency translation                                      456              (22)            (22)
                                                                        ---------       ----------      ----------

         Other comprehensive income                                        (3,642)           2,867           1,252
                                                                         ---------        --------        --------

         Comprehensive income                                             $72,527          $37,634         $28,800
                                                                          =======          =======         =======

    The components of accumulated other comprehensive income, net of tax, as of December 31, 1999 and 1998 were as follows:


                  (in thousands)                                         1999                  1998
                                                                         ----                  ----

         Unrealized investment gains                                     ($255)                $3,843
         Foreign currency translation                                      148                   (308)
                                                                        ------                -------

         Accumulated other comprehensive income                          ($107)                $3,535
                                                                         ======                ======

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

4.  INVESTMENTS

    The amortized cost, gross unrealized gains/losses and estimated fair value of available-for-sale and held-to-maturity fixed maturities and investments in mutual funds as of December 31, 1999 and 1998 are shown below. All securities held at December 31, 1999 and 1998 were publicly traded.

    Investments in fixed maturities as of December 31, 1999 consisted of the following:


                  (in thousands)                                     Held-to-Maturity

                                                                 Gross               Gross
                                           Amortized          Unrealized          Unrealized             Fair
                                             Cost                Gains              Losses               Value

         U.S. Government

            obligations                      $1,105                $  -             $ (1)                $1,104

         Corporate securities                 2,255                   -              (15)                 2,240
                                              -----                ----             -----               -------

            Totals                           $3,360                $  -             $(16)                $3,344
                                             ======                ====             =====                ======



                  (in thousands)                                     Available-for-Sale

                                                                 Gross               Gross
                                           Amortized          Unrealized          Unrealized             Fair
                                             Cost                Gains              Losses               Value

         U.S. Government

            obligations                   $  81,183                $  -           $ (678)             $  80,505

         Obligations of
            state and political
            subdivisions                        253                                   (3)                   250

         Corporate securities               121,859                   -           (4,449)               117,410
                                          ---------                ----            ------             ---------

            Totals                         $203,295                $  -         $ (5,130)              $198,165
                                           ========                ====         =========              ========


         The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 1999 are shown below.

                  (in thousands)                        Held-to-Maturity                  Available-for-Sale
                                                        ----------------                  ------------------

                                                    Amortized          Fair             Amortized           Fair
                                                      Cost             Value              Cost              Value

         Due in one year or less                      $3,107          $3,097       $           -  $           -

         Due after one through five years                253             247             130,284            128,250

         Due after five through ten years                  -               -              73,011             69,915
                                                  ----------      ----------          ----------         ----------

               Total                                  $3,360          $3,344            $203,295           $198,165
                                                      ======          ======            ========           ========


                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

4.  INVESTMENTS (continued)

    Investments in fixed maturities as of December 31, 1998 consisted of the following:


                  (in thousands)                       Held-to-Maturity

                                                                    Gross               Gross
                                            Amortized            Unrealized          Unrealized             Fair
                                              Cost                  Gains              Losses               Value
                                              ----                  -----              ------               -----

         U.S. Government

            obligations                       $3,774                 $57                   $-                $3,831

         Obligations of
            state and political
            subdivisions                           -                   -                    -                     -

         Corporate

            securities                         4,515                  34                    -                 4,549
                                             -------                ----                  ---               -------

               Totals                         $8,289                 $91                  $ -                $8,380
                                              ======                 ===                  ===                ======


                  (in thousands)                       Available for Sale

                                                                    Gross               Gross
                                            Amortized            Unrealized          Unrealized             Fair
                                              Cost                  Gains              Losses               Value
                                              ----                  -----              ------               -----

         U.S. Government

            obligations                     $ 17,399              $  678                 $  -             $  18,077

         Obligations of
            state and political

            subdivisions                         253                   7                    -                   260

         Corporate

            securities                       117,774               5,160                 (76)               122,858
                                           ---------             -------              -------            ----------

               Totals                       $135,426              $5,845               $ (76)              $141,195
                                            ========              ======               ======              ========


         Proceeds from sales of fixed maturities during 1999, 1998 and 1997 were $32,196,000, $999,000, and $5,056,000, respectively. Proceeds from maturities during 1999, 1998 and 1997 were $4,030,000,  $3,050,000, and
         $5,700,000, respectively.


                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

4.  INVESTMENTS (continued)

    The cost, gross unrealized gains/losses and fair value of investments in mutual funds at December 31, 1999 and 1998 are shown below:


                  (in thousands)                                 Gross             Gross
                                                              Unrealized        Unrealized              Fair
                                             Cost                Gains            Losses                Value

         1999                              $11,667              $4,763           $ (26)               $16,404
                                           =======              ======           ======               =======

         1998                               $8,068                $416          $ (274)                $8,210
                                            ======                ====          =======                ======


     Net realized  investment gains (losses) were as follows for the years ended
     December 31:

                  (in thousands)                                  1999                  1998                1997
                                                                ------                  ----                ----

         Fixed maturities:
           Gross gains                                        $    253                 $    -              $  10
           Gross losses                                           (228)                    (1)                -
         Investment in mutual funds:
           Gross gains                                             990                    281                116
           Gross losses                                           (437)                  (181)               (39)
                                                               -------                 ------             ------

         Totals                                                 $  578                  $  99              $  87
                                                                ======                  =====              =====

5.  NET INVESTMENT INCOME

    The sources of net investment income for the years ended December 31, 1999, 1998 and 1997 were as follows:

                  (in thousands)                                1999                   1998                1997
                                                                ----                   ----                ----

         Fixed maturities                                      $ 9,461               $  8,534             $6,617
         Cash and cash equivalents                               2,159                  1,717              1,153
         Investment in mutual funds                                 32                  1,013                554
         Policy loans                                               31                     45                 28
         Derivative Instruments                                 (1,036)                     -                  -
                                                             ---------             ----------          ---------

         Total investment income                                10,647                 11,309              8,352
         Investment expenses                                       206                    179                171
                                                            ----------             ----------           --------

         Net investment income                                 $10,441                $11,130             $8,181
                                                               =======                =======             ======

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

6.  INCOME TAXES

    The significant components of income tax expense for the years ended December 31 were as follows:


                (in thousands)                                 1999                  1998                  1997
                                                               ----                  ----                  ----

         Current tax expense                                  $41,248               $22,384               $20,108

         Deferred tax benefit                                 (10,904)              (14,230)               (9,630)
                                                              --------             --------             ---------

         Total income tax expense                             $30,344              $  8,154               $10,478
                                                              =======              ========               =======

         The tax effects of significant items comprising the Company's deferred tax balance as of December 31, 1999 and 1998, are as follows:


                  (in thousands)                                         1999                         1998
                                                                         ----                         ----

         Deferred tax liabilities:
             Deferred acquisition costs                                ($321,873)                  ($210,731)
             Payable to reinsurers                                       (26,733)                    (25,585)
             Policy fees                                                  (1,146)                       (859)
             Net unrealized gains                                            (80)                     (2,069)
                                                                    ------------                 -----------

             Total                                                      (349,832)                   (239,244)
                                                                        --------                   ---------

         Deferred tax assets:
             Net separate account liabilities                            333,521                     225,600
             Future contractowner benefits                                 3,925                      13,128
             Other reserve differences                                    39,645                      25,335
             Deferred compensation                                        18,844                       9,619
             Surplus notes interest                                        5,030                       3,375
             Foreign exchange translation                                    137                         166
             Other                                                           456                         882
                                                                     -----------                ------------
             Total                                                       401,558                     278,105
                                                                        --------                   ---------

             Income tax receivable - deferred                          $  51,726                   $  38,861
                                                                       =========                   =========

         Management believes that based on the taxable income produced in the current year and the continued growth in annuity products, the Company will produce sufficient taxable income in the future to realize its deferred tax asset.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

6.  INCOME TAXES (continued)

    The income tax expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:


                  (in thousands)                                    1999               1998                 1997
                                                                    ----               ----                 ----

         Income (loss) before taxes
             Domestic                                             $109,036             $45,435             $39,464
             Foreign                                                (2,523)             (2,514)             (1,438)
                                                                 ----------          ---------           ---------
             Total                                                 106,513              42,921              38,026

             Income tax rate                                            35%                 35%                 35%
                                                                 ---------           ---------           ---------

         Tax expense at federal
             statutory income tax rate                              37,280              15,022              13,309

         Tax effect of:
             Dividend received deduction                            (9,572)             (9,085)             (4,585)
             Losses of foreign subsidiary                              883                 880                 503
             Meals and entertainment                                   664                 487                 340
             State income taxes                                      1,071                 673                 577
             Other                                                      18                 177                 334
                                                                 ---------            --------             -------

         Income tax expense                                      $  30,344            $  8,154             $10,478
                                                                 =========            ========             =======

7.  RECEIVABLE FROM/PAYABLE TO AFFILIATES

    Certain operating costs (including personnel, rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia Information Services and Technology Corporation ("ASIST"), an affiliated company; and likewise, the Company has charged operating costs to ASISI. The total cost to the Company for these items was $11,136,000, $7,722,000, and $5,572,000 for the years ended December 31, 1999, 1998 and
    1997, respectively. Income received for these items was $3,919,000, $1,355,000 and $3,225,000 for the years ended December 31, 1999, 1998 and
    1997, respectively.

    The Company had a $10 million short-term loan payable to ASI at December 31, 1999 and 1998. The total interest expense thereon to the Company was $585,000, $622,000 and $642,000 for the years ended December 31, 1999, 1998 and 1997 respectively, of which $182,000 was payable as of December 31, 1999 and 1998.

    Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed in 1999 were $1,441,000. As of December 31,1999, amounts receivable under this agreement were $245,000.

    As of December 31,1999, the Company had received $71,000,000 from ASI in advance of the sale of certain rights to receive future fees and contract charges. This sale is expected to be completed in the first quarter of 2000.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

8.  FUTURE FEES PAYABLE TO PARENT

    In a series of transactions with ASI, the Company sold certain rights to receive future fees and contract charges expected to be realized on variable portions of designated blocks of deferred annuity contracts. The effective dates and issue periods these transactions cover are as follows:


                                   Closing           Effective           Contract Issue
               Transaction           Date              Date                  Period

                   1996-1           12/16/96            9/1/96         1/1/94   -   6/30/96
                   1997-1            7/23/97            6/1/97         3/1/96   -   4/30/97
                   1997-2           12/30/97           12/1/97         5/1/95   -  12/31/96
                   1997-3           12/30/97           12/1/97         5/1/96   -  10/31/97
                   1998-1            6/30/98            6/1/98         1/1/97   -   5/31/98
                   1998-2           11/10/98           10/1/98         5/1/97   -   8/31/98
                   1998-3           12/30/98           12/1/98         7/1/96   -  10/31/98
                   1999-1            6/23/99            6/1/99         4/1/94   -   4/30/99
                   1999-2           12/14/99           10/1/99        11/1/98   -   7/31/99

    In connection with these transactions, ASI issued collateralized notes in a private placement which are secured by the rights to receive future fees and charges purchased from the Company.

    Under the terms of the Purchase Agreements, the rights sold provide for ASI to receive a percentage (80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (6 to 8 years).

    The Company did not sell the right to receive future fees and charges after the expiration of the surrender charge period.

    The proceeds from the sales have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The present values of the transactions as of the respective effective date were as follows:


                                                                                       Present
         (in thousands)           Transaction             Discount Rate                 Value
                                  -----------             -------------                 -----

                                    1996-1                    7.5%                     $50,221
                                    1997-1                    7.5%                      58,767
                                    1997-2                    7.5%                      77,552
                                    1997-3                    7.5%                      58,193
                                    1998-1                    7.5%                      61,180
                                    1998-2                    7.0%                      68,573
                                    1998-3                    7.0%                      40,128
                                    1999-1                    7.5%                     120,632
                                    1999-2                    7.5%                     145,078

         Payments representing fees and charges in the aggregate amount of $131,420,000, $69,226,000 and $22,250,000 were made by the Company to the Parent for the years ended December 31, 1999, 1998 and 1997, respectively. Related interest expense of $52,840,000, $22,978,000 and $6,842,000 has been included in the statement of income for the years ended December 31, 1999, 1998 and 1997, respectively.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

8.  FUTURE FEES PAYABLE TO PARENT (continued)

    Expected payments of future fees payable to ASI as of December 31, 1999 are as follows:


                                            Year Ended

          (in thousands)                    December 31,                     Amount
                                            -----------                      ------

                                               2000                         $103,975
                                               2001                          107,262
                                               2002                          106,491
                                               2003                           97,550
                                               2004                           78,512
                                               2005                           51,839
                                               2006                           25,712
                                               2007                            4,693
                                                                           ---------
                                              Total                         $576,034

         The Commissioner of the State of Connecticut has approved the sale of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to stop the payments due to the Parent under the Purchase Agreement subject to certain terms and conditions.

9.       LEASES

         The Company leases office space under a lease agreement established in 1989 with ASIST. The lease expense for 1999, 1998 and 1997 was $5,003,000, $3,588,000 and $2,428,000 respectively. Future minimum lease payments per year and in aggregate as of December 31, 1999 are as follows:

         (in thousands)             2000                               $  7,004
                                    2001                                  7,004
                                    2002                                  6,854
                                    2003                                  6,756
                                    2004                                  6,929
                                    2005 and thereafter                  51,865
                                                                       --------

                                    Total                               $86,412
                                                                        =======


10.      RESTRICTED ASSETS

         To comply with certain state insurance departments' requirements, the Company maintains cash, bonds and notes on deposit with various states. The carrying value of these deposits amounted to $4,868,000 and $3,747,000 as of December 31, 1999, and 1998, respectively. These deposits are required to be maintained for the protection of contractowners within the individual states.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

11.      RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         On November 8, 1999, the Board of Directors authorized the Company to increase the par value of its capital stock from $80 per share to $100 per share in order to comply with minimum capital levels as required by the California Department of Insurance. This transaction resulted in a corresponding decrease in paid in and contributed surplus of $500,000 and had no effect on capital and surplus.

         Statutory basis shareholder's equity was $286,385,000 and $285,553,000 at December 31, 1999 and 1998, respectively.

         The  statutory  basis  net  loss  was   $17,672,000,   $13,152,000  and
         $8,970,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. At December 31, 1999, no amounts may be distributed without prior approval.

12.      EMPLOYEE BENEFITS

         The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company contributes 3% of salary for all participating employees and matches employee contributions at a 50%
         level up to an additional 3% Company contribution. Company contributions to this plan on behalf of the participants were $3,164,000, $2,115,000 and $1,220,000 for the years ended December 31,
         1999, 1998 and 1997, respectively.

         The Company has a deferred compensation plan, which is available to the internal field marketing staff and certain officers. Company contributions to this plan on behalf of the participants were $193,000, $342,000 and $270,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         The Company and an affiliate cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel. The Company also has a profit sharing program which benefits all employees below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the Company or its affiliates at the time such units are payable in order to receive any payments under the program. The accrued liability representing the value of these units was $42,619,000 and $21,372,000 as of December 31, 1999 and 1998,
         respectively. Payments under this plan were $4,079,000, $2,407,000 and $1,119,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

13.      REINSURANCE

         The effect of reinsurance for the years ended December 31, 1999, 1998 and 1997 is as follows:

         (in thousands)                                   1999
                                                          ----

                             Annuity and Life        Annuity and Life
                                 Insurance               Insurance             Return Credited
                             Charges and Fees         Policy Reserves         to Contractowners

         Gross                   $326,670                    $315                 ($1,397)
         Ceded                    (36,681)                  2,763                    (242)
                                 --------                  ------                 --------
         Net                     $289,989                  $3,078                 ($1,639)
                                 ========                  ======                 ========


                                                          1998
                                                          ----

                             Annuity and Life        Annuity and Life
                                 Insurance               Insurance             Return Credited
                             Charges and Fees         Policy Reserves         to Contractowners

         Gross                   $215,425                 $   691                 ($8,921)
         Ceded                    (29,214)                    362                      (9)
                                 --------                  ------                 --------
         Net                     $186,211                  $1,053                 ($8,930)
                                 ========                  ======                 ========


                                                          1997
                                                          ----

                             Annuity and life        Annuity and Life
                                 Insurance               Insurance             Return Credited
                             Charges and Fees         Policy Reserves         to Contractowners

         Gross                   $144,417                    $955                 ($1,972)
         Ceded                    (23,259)                   (918)                    (46)
                                 --------                   -----                 --------
         Net                     $121,158                   $  37                 ($2,018)
                                 ========                   =====                 ========

         Such ceded reinsurance does not relieve the Company of its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations assumed under the reinsurance agreements.

                   AMERICAN  SKANDIA LIFE ASSURANCE  CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

14.      SURPLUS NOTES

The Company has issued surplus notes to its Parent in exchange for cash. Surplus notes outstanding as of December 31, 1999 and 1998 were as follows:


              (in thousands)
                                                                                            Interest for the
                                        Interest          1999          1998           Years Ended December 31,
              Issue Date                  Rate          Amount         Amount        1999         1998        1997
              ----------                  ----          ------         ------        ----         ----        ----

         December 29, 1993                6.84%                -             -             -        1,387       1,387
         February 18, 1994                7.28%           10,000        10,000           738          738         738
         March 28, 1994                   7.90%           10,000        10,000           801          801         801
         September 30, 1994               9.13%           15,000        15,000         1,389        1,389       1,389
         December 28, 1994                9.78%                -        14,000         1,308        1,388       1,388
         December 19, 1995                7.52%           10,000        10,000           762          762         762
         December 20, 1995                7.49%           15,000        15,000         1,139        1,139       1,139
         December 22, 1995                7.47%            9,000         9,000           682          682         682
         June 28, 1996                    8.41%           40,000        40,000         3,411        3,411       3,411
         December 30, 1996                8.03%           70,000        70,000         5,698        5,699       5,699

         Total                                          $179,000      $193,000       $15,928      $17,396     $17,396
                                                        ========      ========       =======      =======     =======

         The surplus note for $14,000,000 dated December 28, 1994 was converted to additional paid-in capital on December 10, 1999. A surplus note for $20,000,000 dated December 29, 1993 was converted to additional paid-in capital on December 31, 1998. All surplus notes mature seven years from the issue date.

         Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the State of Connecticut. At December 31, 1999 and 1998, $14,372,000 and $9,644,000, respectively, of accrued interest on surplus notes was not approved for payment under these criteria.

15.      SHORT-TERM BORROWING

         The Company had a $10 million short-term loan payable to the Parent at December 31, 1999 and 1998. The total interest expense to the Company was $585,000, $622,000 and $642,000 and for the years ended December 31, 1999, 1998 and 1997, respectively, of which $197,000 and $182,000 was payable as of December 31, 1999 and 1998, respectively.

16.      CONTRACT WITHDRAWAL PROVISIONS

         Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contractowners at market value or with market value adjustment. Separate account assets which are carried at fair value are adequate to pay such withdrawals which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

17.      SEGMENT REPORTING

         During 1998, to complement its annuity products, the Company launched specific marketing and operational activities towards the release of variable life insurance and qualified retirement plan annuity products. Assets under management and sales for the products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information."

18.      SUBSEQUENT EVENT

         On March 22, 2000, the Company sold certain rights to receive future fees and contract charges expected to be received on variable portions of deferred annuity contracts issued between August 1, 1999 and January 31, 2000. This transaction is the latest in a series of agreements with ASI, as described in Note 8.

         This transaction has an effective date of March 22, 2000. The present value as of this date, discounted at 7.5%, was $171,781,000.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

19.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table summarizes information with respect to the operations of the Company on a quarterly basis:


                   (in thousands)                                            Three months Ended
                                                                             ------------------
                                                     March 31          June 30      September 30       December 31
                                                     --------          -------      ------------       -----------
                       1999
         Premiums and other insurance
            revenues                                   $78,412           $88,435          $97,955          $111,540
         Net investment income                           2,654             2,842            2,735             2,210
         Net realized capital gains                        295                25              206                52
                                                    ----------       -----------       ----------       -----------
         Total revenues                                 81,361            91,302          100,896           113,802

         Benefits and expenses                          64,107            67,803           71,597            77,341
                                                      --------          --------         --------          --------

         Pre-tax net income                             17,254            23,499           29,299            36,461

         Income taxes                                    3,844             7,142            7,898            11,460
                                                     ---------         ---------        ---------           -------

         Net income                                   $ 13,410          $ 16,357         $ 21,401           $25,001
                                                      ========          ========         ========           =======


                                  1998

         Premiums and other insurance
            revenues                                   $50,593           $57,946          $62,445           $67,327
         Net investment income                           3,262             2,410            2,469             2,989
         Net realized capital gains (losses)               156                13              (46)              (24)
                                                    ----------       -----------      -----------       -----------
         Total revenues                                 54,011            60,369           64,868            70,292

         Benefits and expenses                          46,764            42,220           48,471            69,164
                                                      --------          --------         --------          --------

         Pre-tax net income                              7,247            18,149           16,397             1,128

         Income taxes                                    1,175             4,174            2,223               582
                                                     ---------         ---------         --------         ---------

         Net income                                   $  6,072           $13,975          $14,174          $    546
                                                      ========           =======          =======          ========


                       1997
         Premiums and other insurance
            revenues                                   $30,186           $34,056          $41,102           $44,402
         Net investment income                           1,369             2,627            2,031             2,154
         Net realized capital gains                         20                43               21                 3
                                                   -----------       -----------      -----------      ------------
         Total revenues                                 31,575            36,726           43,154            46,559

         Benefits and expenses                          18,319            30,465           31,179            40,025
                                                      --------          --------         --------          --------

         Pre-tax net income                             13,256             6,261           11,975             6,534

         Income taxes                                    4,260             2,614            3,354               250
                                                     ---------         ---------        ---------        ----------

         Net income                                   $  8,996          $  3,647         $  8,621          $  6,284
                                                      ========          ========         ========          ========



              APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT

         The formula used to determine the market value adjustment ("MVA") is applied as of the date we receive a request In Writing for a full or partial surrender. When choosing an alternate Guarantee Period, the formula is applied as of the first business day after the date we receive all the information we need to process your request. Values and time durations used in the formula are as of such date. Current Rates and available Guarantee Periods are those for your type of Contract. The formula is:

                  [ (1+I) / (1+J+ the adjustment amount) ] N/12

                                     where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period ("Remaining Period");

         N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         If we are no longer offering a Guarantee Period equal to the Remaining Period but are offering Guarantee Periods that are both shorter and longer than the Remaining Period, we will interpolate a rate for J between our Current Rates for the next shortest and next longest Guarantee Periods then being offered. If we are no longer offering a Guarantee Period equal to the Remaining Period and also are no longer offering Guarantee Periods that are both longer and shorter than the Remaining Period, we will determine rates for both I and J based on the Moody's Corporate Bond Yield Average - Monthly Average Corporates (the "Average"), as published by Moody's Investor Services, Inc., its successor, or an equivalent service should such Average no longer be published by Moody's. For determining I, we will use the Average for the applicable Guarantee Period published on or immediately prior to the start of your current Guarantee Period. For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

         In the special case where I = J, the MVA is set equal to 1.

         The following examples show the effect of the MVA on a surrender. The examples assume surrender charges do not apply and:

Interim Value at Beginning of Guarantee Period:                        $50,000

Guarantee Period:                                                      5 years

Guarantee Rate:                                                        5% effective annual rate

Date of Calculation:                                                   End of the third year since
                                                                       the beginning of the
                                                                       Guarantee Period
                                                                       (two exact years remaining
                                                                       to the end of the Guarantee
                                                                       Period)

Adjustment Amount:                                                     0.25% of interest

                          Example of Upward Adjustment

Assume J = 3.5%(Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0375] 2 = 1.024242

Net Surrender Value = Interim Value X MVA = $59,284.38.

                         Example of Downward Adjustment

Assume J = 6% (Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25.

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0625] 2 = .97661

Net Surrender Value = Interim Value X MVA = $56,527.35.

-------------------------------------------------------------------------------

                 APPENDIX C - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE ASSUMES NO PARTIAL SURRENDERS DURING THE GUARANTEE PERIOD. WHETHER A SURRENDER CHARGE APPLIES TO ANY INTERIM PARTIAL SURRENDERS OR TO A FULL OR PARTIAL SURRENDER AT THE END OF THE GUARANTEE PERIOD DEPENDS ON THE STRUCTURE OF SURRENDER CHARGES AS SHOWN IN YOUR CONTRACT, AND WHETHER THAT GUARANTEE PERIOD EXTENDS BEYOND THE DATE SURRENDER CHARGES APPLY. THE MARKET VALUE ADJUSTMENT WOULD APPLY TO ANY INTERIM PARTIAL SURRENDER EXCEPT, WHERE REQUIRED BY LAW, AN INTERIM PARTIAL SURRENDER OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A GUARANTEE PERIOD.

THE HYPOTHETICAL INTEREST RATE USED IS ILLUSTRATIVE ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED FOR ANY CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN CONTRACT AT ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

In this example the Guarantee Period begins on the Contract Date. Should an alternate Guarantee Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value  at beginning of Guarantee Period:        $50,000

Guarantee Period:                                       5 Years

Guaranteed Rate:                                        5% Effective Annual Rate

                     Interest Credited                          Cumulative
                          During                                 Interest
      Year             Contract Year                            Credited
      ----             -------------                            --------
        1               $2,500.00                               $2,500.00
        2                2,625.00                                5,125.00
        3                2,756.25                                7,881.25
        4                2,894.06                               10,775.31
        5                3,038.77                               13,814.08

                             ADDITIONAL INFORMATION

                            Inquiries   will  be   answered   by  calling   your
representative or by writing to:

                   American Skandia Life Assurance Corporation
                                       at

                                  P.O. Box 883
                           Shelton, Connecticut 06484

                                       or


                       customerservice@americanskandia.com


Issued by:                                                     Serviced by:

AMERICAN SKANDIA LIFE                                 AMERICAN SKANDIA LIFE
ASSURANCE CORP.                                             ASSURANCE CORP.
One Corporate Drive                                            P.O. Box 883
Shelton, Connecticut 06484                       Shelton, Connecticut 06484
Telephone: 1-800-752-6342                        Telephone:  1-800-752-6342
http://www.americanskandia.com               http://www.americanskandia.com



                                 Distributed by:

                    AMERICAN SKANDIA MARKETING, INCORPORATED
                               One Corporate Drive
                           Shelton, Connecticut 06484
                             Telephone: 203-926-1888

                         http://www.americanskandia.com